Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161564

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated October 6, 2009)

5,660,377 Common Shares

          We are offering directly to a single investor, Glencore AG, 5,660,377 of our common shares.

          Our common shares are quoted on the NYSE Amex under the symbol “PLM” and on the Toronto Stock Exchange under the symbol “POM.” On November 18, 2009, the last reported sale price of our common shares was $2.53 per share on the NYSE Amex and Cdn$2.66 per share on the Toronto Stock Exchange.

          Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 6 of the accompanying prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

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	Per Share	Total
Public offering price	$2.65	$14,999,999.05

________________________________________

          No underwriter is in a contractual relationship with us with respect to our common shares offered by us pursuant to this prospectus supplement and the accompanying prospectus and no underwriter has been involved in the preparation of, or has performed any review of, this prospectus supplement or the accompanying prospectus.

          We expect to deliver the common shares against payment in New York, New York on or before January 29, 2010.

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The date of this prospectus supplement is November 19, 2009

i

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date. Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus.

          This prospectus supplement and the accompanying prospectus are not an offer to sell any security other than common shares and are not soliciting an offer to buy any security other than common shares. This prospectus supplement and the accompanying prospectus are not an offer to sell common shares to any person, and they are not soliciting an offer from any person to buy our common shares, in any jurisdiction where the offer or sale to that person is not permitted.

          Our financial statements are prepared in accordance with generally accepted accounting principles in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP.

          When used in this prospectus, the terms “PolyMet,” “we,” “our” and “us” refer to PolyMet Mining Corp. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

CURRENCY AND EXCHANGE RATE INFORMATION

          We report in United States dollars. Accordingly, all references to “$,” “U.S.$” or “dollars” in this prospectus supplement refer to United States dollars unless otherwise indicated. References to “Cdn$” or “Canadian dollars” are used to indicate Canadian dollar values.

          The noon rate of exchange on November 18, 2009 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $0.9524 and the conversion of United States dollars was $1.00 equals Cdn$1.0500.

FORWARD-LOOKING STATEMENTS

          All statements contained or incorporated by reference in this prospectus and accompanying prospectus supplements other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements appear in a number of different places in this prospectus, in our Annual Report on Form 20-F for the fiscal year ended January 31, 2009 (the “2009 Form 20-F”) and in our other filings with the Securities and Exchange Commission (the “SEC”), including our Report on Form 6-K providing information with respect to our operations for the six months ended July 31, 2009 (the “Second Quarter Form 6-K”). These forward-looking statements can be identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “projects,” “plans,” and similar expressions, or statements that events, conditions or results “will,” “may,” “could,” or “should” occur or be achieved or their negatives or other comparable words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may expressed or implied by such forward-looking statements. The statements, including the statements contained in our 2009 Annual Report under Item 3D “Risk Factors,” Item 4B “Business Overview,” Item 5 “Operating and Financial Review and Prospects,” and Item 11 “Quantitative and Qualitative Disclosures About Market Risk,” as well as in Exhibit 99.2, “Management’s Discussion and Analysis for the Period ended July 31, 2009,” to our Second Quarter Form 6-K, are inherently subject to a variety of risks and uncertainties that could cause actual results, performance or achievements to differ significantly. Forward-looking statements include statements regarding the outlook for our future operations, plans and timing for our exploration and development programs, statements about future market conditions, supply and demand conditions, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. You are cautioned that any such forward-looking statements are not guarantees and may involve risks and uncertainties. Our actual results may differ materially from those in the forward-looking statements due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:

  general economic and business conditions, including changes in interest rates and exchange rates;

  prices of natural resources, costs associated with mineral exploration and development, and other economic conditions;

  natural phenomena;

  actions by government authorities, including changes in government regulation;

  uncertainties associated with legal proceedings;

  changes in the resources market;

  future decisions by management in response to changing conditions;

  our ability to execute prospective business plans; and

  misjudgments in the course of preparing forward-looking statements.

          We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we file from time to time with the SEC and incorporated by reference herein.

          All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the “Risk Factors” section of the accompanying prospectus.

THE OFFERING

Common shares offered by us pursuant to this prospectus supplement	5,660,377 common shares[1]

Common shares outstanding after this offering	148,612,837 common shares

Use of proceeds

We intend to use the net proceeds from the sale of the common shares under this prospectus supplement, following receipt of necessary permits, for construction finance for our copper, nickel, precious metals development project located in Minnesota and for general corporate purposes.

U.S. Federal Income Tax Considerations	For material United States federal income tax considerations to U.S. holders of the ownership and disposition of our common shares, see “U.S. Federal Income Tax Considerations.”

NYSE Amex symbol	PLM

Toronto Stock Exchange symbol	POM

Transfer Agent	Computershare Trust Company, N.A.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page 6 of the accompanying prospectus.

          Except as otherwise indicated herein, the information above and elsewhere in this prospectus supplement regarding outstanding common shares is based on 139,178,875 common shares outstanding as of November 13, 2009, and excludes the following:

  13,200,000 common shares issuable upon the exercise of outstanding share options under our Omnibus Share Compensation Plan, having a weighted average exercise price of CDN$2.32 per share;

  3,640,000 common shares issuable under our Omnibus Share Compensation Plan upon the achievement of certain milestones;

  18,592,888 common shares reserved for future issuance under our Omnibus Share Compensation Plan; and

  15,370,000 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of US$4.74 per share.2

Preemptive Rights

          As a result of the issuance of the common shares in this offering, one shareholder of the Company may purchase up to 400,671 of our common shares on the same terms and conditions as this offering.

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1Rights to purchase one common share automatically attach to our common shares being offered by this prospectus supplement pursuant to our Shareholders Rights Plan, dated as of June 27, 2007, as modified on June 17, 2008. Until the occurrence of events described in the Shareholders Rights Agreement, the rights are not exercisable, are evidenced by our common share certificates and are transferable with and only with the our common shares.

2 Following the amendment to the exercise price of Purchase Warrant and the Exchange Warrant, the weighted average exercise price of all outstanding warrants is $3.72 per share. See “Recent Developments.”

RECENT DEVELOPMENTS

          On October 31, 2008, we entered into a purchase agreement (the “Purchase Agreement”) with Poly Met Mining, Inc., our wholly-owned subsidiary (the “Issuer”), and Glencore, AG (the “Purchaser”), pursuant to which, among other things, (1) the Issuer agreed to issue Floating Rate Secured Debentures due September 30, 2011 (the “Debentures”) in five separate tranches, consisting of four Debentures in the aggregate principal amount of $25,000,000, all of which have been issued, and a fifth Debenture in the principal amount of $25,000,000 to be issued and delivered by the Issuer and paid for by the Purchaser upon fulfillment or waiver of certain conditions set forth therein; (2) we issued a warrant (the “Purchase Warrant”) to purchase an aggregate of up to 6,250,000 of our common shares at an exercise price of $5.00 per share from October 31, 2008 until the date on which our NorthMet Project has produced 20,000 metric tons of marketable concentrate, and $6.00 on and after the date on which our NorthMet Project has produced 20,000 metric tons of marketable concentrate; and (3) we issued a warrant, exercisable from time to time (the “Exchange Warrant”), to purchase our common shares in an amount equal to the principal amount of the Debentures divided by $4.00. Each of the Purchase Warrant and the Exchange Warrant expire on September 30, 2011 (the “Expiration Date”). We may repay the Debentures prior to their maturity date in the event the 20 day volume weighted average price of our common shares is equal to or greater than $4.50 per share.

          On October 27, 2009, we and the Purchaser amended (the “First Amendment”), subject to Canadian regulatory approval, which was obtained in principle on November 16, 2009, the terms of each of the Purchase Agreement, the Purchase Warrant and the Debentures. Pursuant to the First Amendment, we extended the dates by which we are required to obtain third party consents to grant a first ranking mortgage of leasehold interest to Glencore in certain lands with respect to our NorthMet Project and Erie Plant to December 31, 2009. Under the First Amendment (1) the exercise price of the Purchase Warrant is equal to $3.00 per share and (2) we may accelerate the Expiration Date to a date that is not less than 21 business days after the date on which we provide written notice to the Purchaser of such acceleration if the 20 day volume weighted average price of our common shares is equal to or greater than 150% of the then exercise price of the such warrant and the notice of publication of the final Environmental Impact Statement has been posted in the Minnesota Department of Natural Resources’ Environmental Quality Board Monitor. Pursuant to the First Amendment, we may repay the Debentures prior to their maturity date if the 20 day volume weighted average price of our common shares is equal to or greater than 200% of the then conversion price of the such debentures.

          On November 17, 2009 we and the Purchaser amended (the “Second Amendment”) the terms of the Exchange Warrant. Pursuant to the Second Amendment, the Exchange Warrant is exercisable from time to time to purchase our common shares in an amount equal to (1) the principal amount of the first four Debentures divided by $4.00 and (2) the principal amount of the fifth Debenture divided by $2.65.

          On November 17, 2009, we and Glencore entered into a Subscription Agreement relating to the issuance and sale of 3,773,585 common shares at a purchase price of $2.65 per share, resulting in gross proceeds to us of $10,000,000.25 and net proceeds to us of approximately $9,850,000.

USE OF PROCEEDS

          We expect the net proceeds from this offering to be up to approximately $14.775 million after deducting estimated offering expenses payable by us, which include legal, accounting and printing fees. We intend to use the net proceeds from the sale of the common shares under this prospectus supplement, following receipt of necessary permits, for construction finance for our copper, nickel, precious metals development project located in Minnesota and for general corporate purposes.

          As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

CAPITALIZATION

          The following table sets forth our capitalization as of July 31, 2009:

  on an actual basis; and

  on an adjusted basis to give effect to the sale of 5,660,377 common shares at the offering price of $2.65 per share, after deducting estimated offering expenses, and after giving effect to our receipt of the estimated net proceeds.

          The information set forth in the following table should be read in conjunction with “Management Discussion and Analysis” for the period ended July 31, 2009 and our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and accompaning prospectus, the prospectus supplement dated November 17, 2009 relating to the sale of 3,773,585 common shares at $2.65 per share and the accompanying prospectus thereto.

	As of July 31, 2009
	Prior To This Transaction	As Adjusted
	(Unaudited)
	(Amounts in thousands of U.S. dollars)
Cash and cash equivalents	$13,102	$27,877
Current portion of long term debt	$1,750	$1,750
Current portion of asset retirement obligation	321	321
Long term debt	9,306	9,306
Convertible debt	19,471	19,471
Asset retirement obligation	3,036	3,036
Share capital	115,740	130,515
Contributed surplus	30,096	30,096
Accumulated other comprehensive income	59	59
Deficit	(63,999)	(63,999)
	81,896	96,671
Total Capitalization	$112,423	$127,198

          The above table is based on 139,078,875 shares of common shares outstanding as of July 31, 2009, and excludes, as of that date:

  13,200,000 common shares issuable upon the exercise of outstanding share options under our Omnibus Share Compensation Plan, having a weighted average exercise price of CDN$2.32 per share;

  3,640,000 common shares issuable under our Omnibus Share Compensation Plan upon the achievement of certain milestones;

  18,592,888 common shares reserved for future issuance under our Omnibus Share Compensation Plan; and

  15,370,000 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of US$4.74 per share.1

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1 Following the amendment to the exercise price of the Purchase Warrant and the Exchange Warrant, the weighted average exercise price of all outstanding warrants is $3.72 per share. See “Recent Developments.”

DILUTION

         The net tangible book value of our common shares on July 31, 2009, adjusted for the anticipated net proceeds from the expected sale of 3,773,585 common shares at $2.65 per share pursuant to the prospectus supplement dated November 17, 2009 and the accompaning prospectus thereto, was approximately $81.896 million, or approximately $0.57 per share, based on 142,952,460 common shares outstanding as of July 31, 2009 (adjusted for the expected sale of 3,773,585 common shares pursuant to the prospectus supplement dated November 17, 2009 and the accompaning prospectus thereto). Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of common shares outstanding. Dilution in net tangible book value per share to the new investor represents the difference between the amount per common share paid by the purchaser of our common shares in this offering and the net tangible book value per share immediately afterwards. Without taking into account any other changes in net tangible book value after July 31, 2009 (adjusted for those relating to the prospectus supplement dated November 17, 2009), other than the sale of 5,660,377 common shares offered by us hereby at a price of $2.65 per share and after our estimated offering expenses, our net tangible book value at July 31, 2009 would have been approximately $96.671 million, or approximately $0.65 per share. This represents an immediate increase in net tangible book value of approximately $0.08 per share to existing shareholders and an immediate dilution in net tangible book value of $2.00 per share to the investor in this offering.

          The following table illustrates this per share dilution:

Public offering price per share		$2.65
Net tangible book value per share as of July 31, 2009	$0.57
Increase in net tangible book value per share attributable to this offering	$0.08
Pro forma net tangible book value per share as of July 31, 2009, after giving
effect to this offering		$0.65
Dilution per share to new investor in this offering		$2.00

          The above table is based on 139,078,875 common shares outstanding as of July 31, 2009 (adjusted for the prospectus supplement dated November 17, 2009 and the accompaning prospectus thereto), and excludes, as of that date:

  13,200,000 common shares issuable upon the exercise of outstanding share options under our Omnibus Share Compensation Plan, having a weighted average exercise price of CDN$2.32 per share;

  3,640,000 common shares issuable under our Omnibus Share Compensation Plan upon the achievement of certain milestones;

  18,592,888 common shares reserved for future issuance under our Omnibus Share Compensation Plan; and

  15,370,000 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of US$4.74 per share.4

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4 Following the amendment to the exercise price of the Purchase Warrant and the Exchange Warrant, the weighted average exercise price of all outstanding warrants is $3.72 per share. See “Recent Developments”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion is a summary of the material U.S. federal income tax consequences that may be relevant with respect to the ownership and disposition of our common shares by a U.S. Holder (as hereinafter defined). This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the U.S. Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. Holders who acquire common shares in this offering and hold such common shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all U.S. federal income tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders who may be subject to special tax rules, including, without limitation: tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals, U.S. Holders whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, persons who hold our common shares as part of a straddle, hedging or conversion transaction, and persons who own, actually or constructively, 10% or more of our common shares.

          For purposes of this discussion, a “U.S. Holder” means a holder of our common shares who is (i) a citizen or an individual resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it is subject to the primary supervision of a court within the U.S. and one or more “U.S. persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

          If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. federal income tax consequences of being a partner in a partnership that holds or disposes of our common shares.

          This discussion addresses only certain aspects of U.S. federal income taxation to U.S. Holders. U.S. Holders should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the ownership and disposition of our common shares acquired in this offering.

          Distributions on Our Common Shares

          Subject to the discussion below under “Passive Foreign Investment Company,” U.S. Holders receiving dividend distributions (including constructive dividends) with respect to our common shares generally are required to include in gross income (as foreign source ordinary dividend income) for U.S. federal income tax purposes the gross amount of such distributions (without reduction of any Canadian income or other tax withheld from such distributions), equal to the U.S. dollar value of such distributions on the date of receipt (based on the exchange rate on such date), to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in our common shares and thereafter as capital gain from the sale or exchange of such common shares. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that the full amount of a distribution with respect to the common shares will be treated, and reported by us, as a dividend.

          For taxable years beginning before January 1, 2011, dividends received by U.S. Holders that are individuals, estates or trusts from a “qualified foreign corporation,” as defined in Section 1(h)(11) of the Code, generally are taxed at the same preferential tax rates applicable to long-term capital gains. A corporation that is a “PFIC,” as defined below under “Passive Foreign Investment Company,” for its taxable year during which it pays a dividend, or for its immediately preceding taxable year, however, is not a “qualified foreign corporation.” We believe we will meet the definition of a PFIC and dividends received by U.S. Holders that are individuals, estates or trusts generally will be subject to U.S. federal income tax at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). Dividends paid on our common shares will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain U.S. corporations.

          In the case of foreign currency received as a dividend that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss.

          Disposition of Our Common Shares

          Subject to the discussion below under “Passive Foreign Investment Company,” U.S. Holders will recognize gain or loss upon the sale of our common shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the U.S. Holder’s tax basis in our common shares. A U.S. Holder’s tax basis in the shares generally will be equal to the amount such U.S. Holder paid for the shares, subject to adjustments. Any gain or loss on disposition of our common shares generally will be U.S. source gain or loss and will be capital gain or loss. If, at the time of the disposition, a U.S. holder is treated as holding the common shares for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gain recognized by a non-corporate U.S. holder is currently subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

          Passive Foreign Investment Company

          We believe that we will meet the definition of “passive foreign investment company” (“PFIC”) within the meaning of Sections 1291 through 1298 of the Code. A U.S. Holder who holds stock in a non-U.S. corporation during any year in which such corporation is a PFIC is subject to numerous special U.S. federal income tax rules. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

  at least 75% of its gross income is passive income (the “income test”), or at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

          For purposes of the income test and the asset test, respectively, we will be treated as earning our proportionate share of the income and owning our proportionate share of the assets of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. In addition, for purposes of the income test, passive income does not include any interest, dividends, rents, or royalties received or accrued by us from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to income of such related person that is not passive.

          We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test will be calculated using the market price of our common shares (assuming that we continue to be a publicly traded corporation for purposes of the PFIC rules), our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of our common shares may result in our being a PFIC for any year. If we are a PFIC for any year during which a U.S. Holder holds our common shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the common shares, absent a special election. For instance, if we cease to be a PFIC, a U.S. Holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to our common shares pursuant to which such U.S. Holder recognizes gain (which will be taxed under the default PFIC tax rules discussed below) as if such common shares had been sold on the last day of the last taxable year for which we were a PFIC. If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors about the application of the PFIC rules to any of our subsidiaries.

          If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that it receives and any gain it realizes from a sale or other disposition (including a pledge) of the common shares, unless the U.S. Holder makes a “mark-to-market” election, as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions such U.S. Holder received during the shorter of the three preceding taxable years and its holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

  the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the common shares;

  the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we became a PFIC will be treated as ordinary income; and

  the amount allocated to each other taxable year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

          The tax liability for amounts allocated to taxable years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the disposition of the common shares cannot be treated as capital, even if the U.S. Holder holds the common shares as capital assets.

          Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to shares of a PFIC to elect out of the tax treatment discussed above. If a U.S. Holder makes a valid mark-to-market election for the common shares, the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of its taxable year over its adjusted basis in such common shares. The U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. A U.S. Holder’s basis in the common shares will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that ordinarily apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the preferential tax rates applicable to long-term capital gains on dividends received from a “qualified foreign corporation” discussed above under “Distributions on the Common Shares” would not apply.

          The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a “qualified exchange,” including the Toronto Stock Exchange and the NYSE Amex, or other market, as defined in applicable U.S. Treasury regulations. We expect that our common shares will continue to be listed on each of the Toronto Stock Exchange and the NYSE Amex on at least 15 days during each calendar quarter and traded in other than de minimis quantities, and, consequently, the mark-to-market election would be available to U.S. Holders of common shares if we were to be a PFIC.

          If a non-U.S. corporation is a PFIC, a holder of shares in that corporation can avoid taxation under the rules described above by making a “qualified electing fund” election to include the holder’s share of the corporation’s income on a current basis in gross income. However, a U.S. Holder can make a qualified electing fund election with respect to its common shares only if we furnish the U.S. Holder annually with certain tax information, and we do not intend to prepare or provide such information.

          A U.S. Holder that holds common shares in any year in which we are a PFIC will be required to file IRS Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

          U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investment in our common shares.

          Foreign Tax Credits

          Subject to certain conditions and limitations, including potential limitations under the United States-Canada treaty, Canadian taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against such U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted from such U.S. Holder’s taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by or withheld from a U.S. Holder that year.

          Distributions will constitute foreign source income for foreign tax credit limitation purposes. The foreign tax credit limitation is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.”

          Special rules for U.S. Holders who do not make a mark-to-market election will apply to determine U.S. foreign tax credits with respect to withholding taxes imposed on distributions on our common shares. In addition, special rules may apply to individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return).

          Because the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

          Information Reporting; Backup Withholding

          In general, payments made in the U.S. or through certain U.S. related financial intermediaries with respect to the ownership and disposition of our common shares will be required to be reported to the IRS unless the U.S. Holder is a corporation or other exempt recipient and, when required, demonstrates this fact. In addition, a U.S. Holder may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless the U.S. Holder (i) is a corporation or other exempt recipient and when required, demonstrates this fact or (ii) provides a taxpayer identification number and otherwise timely complies with applicable certification requirements. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

          THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO OUR COMMON SHARES AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

          The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, our common shares pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), deals at arm’s length with the Company; is not affiliated with the Company or a subsequent holder of our common shares; and holds our common shares as capital property (a “Holder”). Generally, our common shares will be capital property to a Holder provided the Holder does not acquire or hold those common shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

          This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (collectively, the “Tax Proposals”) and assumes all Tax Proposals will be enacted in the form proposed. There is no certainty that the Tax Proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in laws or administrative policy or assessing practice whether by judicial, regulatory, administrative or legislative decision or action nor does it take into account provincial, territorial or foreign income tax legislation or considerations.

          This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular purchaser of the common shares. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, purchasers should consult their own tax advisors regarding the income tax consequences of purchasing Shares based on their particular circumstances.

          Holders Resident in Canada

          This portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem to be capital property any common shares and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

          This portion of the summary is not applicable to a Holder that is a “specified financial institution”; a Holder an interest in which is a “tax shelter investment”; a Holder that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; or a Holder that has made a “functional currency” reporting election, each as defined in the Tax Act. Such Holders should consult their own tax advisors.

          Dividends

          Although we do not anticipate declaring or paying any dividends in the foreseeable future, a Resident Holder will be required to include in computing its income for a taxation year any dividends received or deemed to be received on our common shares (including a deemed dividend on the redemption of our common shares). In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received or deemed to be received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by us as “eligible dividends” in accordance with the provisions of the Tax Act. Although we currently anticipate that any dividends declared payable to Resident Holders will be designated as “eligible dividends”, it is possible that such dividends may not be so designated. A dividend received by a Resident Holder that is a corporation must be included in computing its income but generally will be deductible in computing the corporation’s taxable income.

          A Resident Holder that is a “private corporation”, as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) will generally be liable to pay a refundable tax of 33 1 / 3 % under Part IV of the Tax Act on dividends received on our common shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year.

          Dispositions

          Generally, on a disposition or deemed disposition of a common share, a Resident Holder will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the common share immediately before the disposition or the deemed disposition.

          Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

          The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of a common share may be reduced by the amount of dividends received or deemed to have been received by it on such share, to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a common share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

          A Holder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, is liable for tax, a portion of which may be refundable, on investment income, including taxable capital gains realized and dividends received in respect of the common shares (but not dividends that are deductible in computing taxable income).

          Alternative Minimum Tax

          Capital gains realized on the disposition of our common shares by a Resident Holder who is an individual or a trust may give rise to a liability to pay alternative minimum tax under the Tax Act.

          Eligibility for Investment

          Our common shares would, if issued on the date hereof and listed on a “designated stock exchange”, as defined in the Tax Act, (which includes the Toronto Stock Exchange) be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, deferred profit sharing plan, registered disability savings plan and a tax-free savings account (“TFSA”).

          Notwithstanding that our common shares may be a qualified investment for a trust governed by a TFSA, the holder of a TFSA will be subject to a penalty tax on our common shares held in the TFSA if such common shares are a “prohibited investment” for that TFSA. Our common shares will generally be a “prohibited investment” if the holder of the TFSA does not deal at arm’s length with us for the purposes of the Tax Act or the holder of the TFSA has a “significant interest” (within the meaning of the Tax Act) in us or a corporation, partnership or trust with which we do not deal at arm’s length for the purposes of the Tax Act.

          Holders Not Resident in Canada

          This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, our common shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

          Dividends

          Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by us will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the NonResident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. For example, where the Non-Resident Holder is a resident of the United States, is entitled to benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

          Dispositions

          A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of a common share, unless the common share is or is deemed to be “taxable Canadian property” to the NonResident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

          Generally, provided our common shares are listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX) at the time of disposition, our common shares will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition, the NonResident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued common shares or any other class of our shares. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, our common shares would be deemed to be taxable Canadian property. Non-Resident Holders whose Shares constitute taxable Canadian property should consult with their own tax advisors.

PLAN OF DISTRIBUTION

          We are issuing 5,660,377 common shares at a price of $2.65 per share. The common shares will be issued by us directly to Glencore AG under a subscription agreement to be entered into between us and Glencore.  The closing of the offering is expected to occur on or before January 29, 2010.   In addition, Glencore has agreed to purchase 3,773,585 common shares at a price of $2.65 per share, the closing of which will occur on November 23, 2009.  Glencore executed a separate subscription agreement with respect to the 3,773,585 common shares.

          No underwriter is in a contractual relationship with us with respect to our common shares offered by us pursuant to this prospectus supplement and the accompanying prospectus and no underwriter has been involved in the preparation of, or has performed any review of, this prospectus supplement or the accompanying prospectus.

          The expenses of this offering are estimated to be $225,000 and are payable by us.

          The transfer agent for our common shares is Computershare Trust Company, N.A. Our common shares are listed on the NYSE Amex under the symbol “PLM” and on the Toronto Stock Exchange under the symbol “POM.”

          Upon the closing of the two transactions described above, Glencore will own (1) 9,433,962 of our common shares (2) purchase warrants entitling Glencore to acquire a further 6,250,000 of our common shares, exercisable at a price of US$3.00 per share, and (3) exchangeable debentures of US$25,900,000 (including capitalized interest) to date entitling Glencore to acquire a further 6,471,081of our common shares, exchangeable at a price of US$4.00 per share. If the last tranche is drawn down, Glencore would own additional exchangeable debentures in the principal amount of US$25,000,000 entitling Glencore to acquire, at that time, a further 9,433,962 of our common shares, exchangeable at a price of US$2.65 per share. If all of the foregoing warrants were exercised, Glencore would own 18.5% of our issued and outstanding common shares after giving effect to such exercise (13.7% if the last tranche referred to above were not drawn down by us.)

LEGAL MATTERS

          Certain legal matters will be passed upon for us by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia, Canada. Certain legal matters relating to United States Federal securities laws and income tax considerations will be passed upon by Troutman Sanders LLP, New York, New York.

PROSPECTUS

US$500,000,000

POLYMET MINING CORP.
Debt Securities
Common Shares
Warrants
Units

Guarantees of Debt Securities of PolyMet Mining Corp.
by:
Poly Met Mining, Inc

          We may offer from time to time debt securities, common shares, warrants and units.  Any debt securities we issue under this prospectus may be guaranteed by our subsidiary, Poly Met Mining, Inc.

          The aggregate initial offering price of the securities that we offer will not exceed $500,000,000.  We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

          We will provide the specific terms of the securities in supplements to this prospectus to the extent those terms are not described in this prospectus or are different from the terms described in this prospectus.  The prospectus supplements may also add to, update or change information contained in this prospectus.  In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

          We may offer these securities directly to investors, through agents, underwriters or dealers on a continued or delayed basis.  Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

          Our common shares are listed on the Toronto Stock Exchange under the symbol "POM" and on the NYSE Amex under the symbol "PLM."  On September 30, 2009 the last reported sale price of our common shares on the Toronto Stock Exchange was Cdn$2.82 per share and on the NYSE Amex was $2.63 per share.  Each prospectus supplement will state whether the securities are listed or will be listed on any exchange or market.

          You should consider carefully the risk factors beginning on page 6 of this prospectus before you invest in any of our securities.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

____________

The date of this prospectus is October 6, 2009

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

          You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

          When used in this prospectus, the terms “PolyMet,” “we,” “our” and “us” refer to PolyMet Mining Corp. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

          All statements contained or incorporated by reference in this prospectus and accompanying prospectus supplements other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements appear in a number of different places in this prospectus and our Annual Report on Form 20-F and can be identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “projects,” “plans,” and similar expressions, or statements that events, conditions or results “will,” “may,” “could,” or “should” occur or be achieved or their negatives or other comparable words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may expressed or implied by such forward-looking statements. The statements, including the statements contained in our Annual Report on Form 20-F under Item 3D “Risk Factors,” Item 4B “Business Overview,” Item 5 “Operating and Financial Review and Prospects,” and Item 11 “Quantitative and Qualitative Disclosures About Market Risk,” are inherently subject to a variety of risks and uncertainties that could cause actual results, performance or achievements to differ significantly. Forward-looking statements include statements regarding the outlook for our future operations, plans and timing for our exploration and development programs, statements about future market conditions, supply and demand conditions, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. You are cautioned that any such forward-looking statements are not guarantees and may involve risks and uncertainties. Our actual results may differ materially from those in the forward-looking statements due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:

  general economic and business conditions, including changes in interest rates and exchange rates;

  prices of natural resources, costs associated with mineral exploration and development, and other economic conditions;

  natural phenomena;

  actions by government authorities, including changes in government regulation;

  uncertainties associated with legal proceedings;

  changes in the resources market;

  future decisions by management in response to changing conditions;

  our ability to execute prospective business plans, and

  misjudgments in the course of preparing forward-looking statements.

          We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we file from time to time with the SEC and incorporated by reference herein.

          All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the “Risk Factors” section of this prospectus and any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

          Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. We maintain a website at www.polymetmining.com. The information on our web site is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning our principal executive office, Suite 1003 - 1177 West Hastings St., Vancouver, British Columbia V6E 2K3, Telephone: (604) 669-4701.

          We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, or Securities Act, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

INCORPORATION BY REFERENCE

          The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

  Our Annual Report on Form 20-F for the year ended January 31, 2009;

  Our report on Form 6-K filed on March 18, 2009;

  Our report on Form 6-K filed on April 28, 2009;

  Our report on Form 6-K filed on April 30, 2009;

  Our report on Form 6-K filed on May 5, 2009;

  Our report on Form 6-K filed on May 8, 2009;

  Our report on Form 6-K filed on June 9, 2009;

  Our report on Form 6-K filed on June 15, 2009;

  Our report on Form 6-K filed on June 22, 2009;

  Our report on Form 6-K filed on June 30, 2009;

  Our report on Form 6-K filed on August 26, 2009;

  Our report on Form 6-K filed on August 27, 2009;

  Our report on Form 6-K filed on September 2, 2009;

  Our report on Form 6-K filed onSeptember 14, 2009; and

  A description of our common shares contained in our registration statement on Form 8-A filed on June 21, 2006.

          All annual reports we file with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

          We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to PolyMet Mining Corp., Suite 1003 - 1177 West Hastings St., Vancouver, British Columbia V6E 2K3, Attn: Niall Moore, Telephone: (604) 669-4701.

          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

          As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE Amex, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will furnish our shareholders with quarterly unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

THE COMPANY

          We were incorporated under the predecessor to the Business Corporations Act (British Columbia) on March 4, 1981 under the name Fleck Resources Ltd., which we changed to PolyMet Mining Corp. on June 10, 1998. We are a development stage company engaged in the exploration and development of natural resource properties. Currently our sole mineral property is the NorthMet Project, a polymetallic deposit located in northeastern Minnesota

          In the years ended January 31, 2009, 2008 and 2007, we conducted exploration, development and acquisition activities only and did not conduct any operations that generated revenues. Since 2003, we have focused on commencing commercial production on our NorthMet Project. We have focused our efforts on four main areas:

  Acquisition of the Erie Plant. The Erie Plant is a large processing facility and associated infrastructure located approximately six miles west of our NorthMet deposit. On November 15, 2005 and December 20, 2006, respectively, we entered into three Contracts for Deed with Cliffs Erie LLC, a subsidiary of Cliffs Natural Resources Inc. (formerly Cleveland Cliffs, Inc.) of Cleveland, Ohio, under which we now own a large processing facility, a tailings disposal facility, and extensive associated infrastructure located approximately six miles west of our NorthMet deposit. In combination, the Erie Plant includes a 100,000 ton- per-day crushing and milling facility, a railroad and railroad access rights connecting the Erie Plant to the NorthMet deposit, as well as 120 railcars, locomotive fueling and maintenance facilities, water rights and pipelines, large administrative offices on site and approximately 6,000 acres to the east and west of the Erie Plant, contiguous to the existing tailing facilities.

  Environmental permitting. To commence commercial production at NorthMet, various regulatory approvals are needed. The Minnesota Department of Natural Resources (the “MDNR”), the United States Forest Service and the United States Army Corps of Engineers agreed to cooperate in preparing a single Environmental Impact Statement (the “EIS”) under state guidelines issued by the MDNR.

  The draft EIS will be an assessment of potential environmental, social and economic effects of the proposed project. Once the draft EIS is published, non-government organizations, government agencies and the public will have an opportunity to comment. The final EIS will incorporate analysis and appropriate responses to comments. The issuance of a final EIS would allow the MDNR to issue environmental and operating permits. Prior to receipt of these permits, the Company intends to secure production debt financing that would be available upon receipt of key permits, with construction slated to start upon availability of construction finance.

  Engineering and feasibility. We retained Bateman Engineering Pty. of Brisbane, Australia (“Bateman”) as the coordinating consultant to prepare a Definitive Feasibility Study (the “DFS”). On September 25, 2006 we reported that the DFS prepared by Bateman confirmed the economic and technical viability of our NorthMet Project.

  Bateman was responsible for completing the process design and detail engineering and cost estimates for the plant and infrastructure. This work was supported by other firms that provided geo-statistical reviews of the ore body, mine planning and scheduling of ore and waste, and assessment of the market for the metals and intermediate products planned to be produced.

  Since September 2006 we have completed additional drilling, expanded the reserves, and more recently we have been updating the mine scheduling, approximately within the DFS pit design, and updating estimated capital and operating costs.

  In May 2008 we completed an internal update of the DFS (the “DFS Update”) which contemplates an initial stage in which we would sell concentrate during completion of construction and commissioning of the hydrometallurgical plant that was contemplated in the DFS. This approach has the advantage of staging capital costs so that the hydrometallurgical plant can be funded in part from cash flow from sales of concentrate, and it reduces our reliance on delivery of long lead-time equipment before we start commercial production.

  Financing and corporate development. Since 2003 we have raised approximately $80 million from equity private placement financings. In October 2008, we entered into a strategic partnership with Glencore AG (“Glencore”) whereby Glencore will invest up to $50 million in PolyMet in the form of a loan exchangeable into our common shares, and Glencore agreed to purchase all of our production of concentrates, metal, or intermediate products on market terms at the time of delivery, for at least the first five years of production. We also appointed a senior technical representative of Glencore to join our Technical Steering Committee. We have also expanded and strengthened our management team and, in February 2008 we relocated our operational headquarters to Hoyt Lakes, Minnesota.

          Our principal executive office is situated at Suite 1003 – 1177 West Hastings Street, Vancouver, B.C. V6E 2K3. Our phone number is (604) 669-4701. Our registered and records office is located at our legal counsel’s offices situated at 2500 – 700 West Georgia Street, Vancouver, B.C. V7Y 1B3, Canada. Our operational headquarters are located at 6500 County Road 666, Hoyt Lakes, Minnesota 55750.

RISK FACTORS

          Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occurs, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our securities could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance.

Risks Relating to Our Business

          We may experience delays, higher than expected costs, difficulties in obtaining environmental permits and other obstacles when implementing our capital expenditure projects.

          We are investing heavily in various facets of our NorthMet Project. Our project is subject to a number of risks that may make it less successful than anticipated, including:

  we may encounter delays or higher than expected costs in obtaining the necessary equipment or services to build and operate our projects; and

  adverse mining conditions may delay and hamper our ability to produce the expected quantities of minerals.

          Our future activities could be subject to environmental laws and regulations which may have a materially adverse effect on our future operations, in which case our operations could be suspended or terminated.

          We, like other development stage companies doing business in the United States and Canada, are subject to a variety of federal, provincial, state and local statutes, rules and regulations designed to, among other things:

  protect the environment, including the quality of the air and water in the vicinity of exploration, development, and mining operations;

  remediate the environmental impacts of those exploration, development, and mining operations;

  protect and preserve wetlands and endangered species; and

  mitigate negative impacts on certain archeological and cultural sites.

          We are required to obtain various governmental permits to conduct exploration, development, construction and mining activities at our properties. Obtaining the necessary governmental permits is often a complex and time-consuming process involving numerous U.S. or Canadian federal, provincial, state, and local agencies. The duration and success of each permitting effort is contingent upon many variables not within our control. In the context of obtaining permits or approvals, we must comply with known standards, existing laws, and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. The failure to obtain certain permits or the adoption of more stringent permitting requirements could have a material adverse effect on our business, operations, and properties and we may be unable to proceed with our exploration and development programs.

          Federal legislation and implementing regulations adopted and administered by the U.S. Environmental Protection Agency, Forest Service, Bureau of Land Management, Fish and Wildlife Service, Mine Safety and Health Administration, and other federal agencies, and legislation such as the Federal Clean Water Act, Clean Air Act, National Environmental Policy Act, Endangered Species Act, and Comprehensive Environmental Response, Compensation, and Liability Act, have a direct bearing on U.S. exploration, development and mining operations. Due to the uncertainties inherent in the permitting process, we cannot be certain that we will be able to obtain required approvals for proposed activities at any of our properties in a timely manner, or that our proposed activities will be allowed at all.

          The process of obtaining federal and local regulatory approvals is increasingly cumbersome, time-consuming, and expensive, and the cost and uncertainty associated with the permitting process could have a material adverse effect on exploring, developing or mining our properties. Moreover, compliance with statutory environmental quality requirements described above may require significant capital outlays, significantly affect our earning power, or cause material changes in our intended activities. Environmental standards imposed by federal, state, or local governments may be changed or become more stringent in the future, which could materially and adversely affect our proposed activities.

          Because the price of metals fluctuate, if the prices of metals in our ore body decrease below a specified level, it may no longer be profitable to develop our NorthMet Project for those metals and we will cease operations.

          Prices of metals are determined by some of the following factors:

  expectations for inflation;

  the strength of the United States dollar;

  global and regional supply and demand; and

  political and economic conditions and production costs in major metals producing regions of the world.

          The aggregate effect of these factors on metals prices is impossible for us to predict. In addition, the prices of metals are sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of various metals affect the prices of copper, nickel, cobalt, platinum, palladium and gold, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of copper, nickel, cobalt, platinum, palladium and gold are, for a substantial period, below our foreseeable costs of production, we could cease operations.

          We are dependent on our key personnel.

          Our success depends on key members of our management. The loss of the services of one or more of such key management personnel could have a material adverse effect us. Our ability to manage exploration and development activities, and hence our success, will depend in large part on the efforts of these individuals. We face intense competition for qualified personnel, and we cannot be certain that we will be able to attract and retain such personnel.

          We may not be able to raise the funds necessary to develop our mineral properties. If we are unable to raise such additional funds, we will have to suspend or cease operations.

          We will need to seek additional financing to complete our development and construction of the NorthMet Project. Sources of such external financing include future equity or debt offerings, advance payments by potential customers to secure long-term supply contracts, grants and low-cost debt from certain state financial institutions, and commercial debt secured by the NorthMet Project. The failure to obtain such additional financing could have a material adverse effect on our results of operations and financial condition. We may not be able to secure the financing necessary to sustain exploration and development activities in the future. If we cannot raise the money necessary to continue to explore and develop our property, we will have to suspend or cease operations.

          Our metals exploration and development efforts are highly speculative in nature and may be unsuccessful.

          As a development stage company, our work is speculative and involves unique and greater risks than are generally associated with other businesses.

          The development of mineral deposits involves uncertainties, which careful evaluation, experience, and knowledge cannot eliminate. Although the discovery of an ore body may result in substantial rewards, few properties explored are ultimately developed into producing mines. It is impossible to ensure that the current development program we have planned will result in a profitable commercial mining operation. Significant capital investment is required to achieve commercial production from successful exploration efforts.

          We are subject to all of the risks inherent in the mining industry, including, without limitation, the following:

  Success in discovering and developing commercially viable quantities of minerals is the result of a number of factors, including the quality of management, the interpretation of geological data, the level of geological and technical expertise and the quality of land available for exploration;

  Exploration for minerals is highly speculative and involves substantial risks, even when conducted on properties known to contain significant quantities of mineralization, and most exploration projects do not result in the discovery of commercially mineable deposits of ore;

  Operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air and water quality standards, pollution and other environmental protection controls, all of which are subject to change and are becoming more stringent and costly to comply with;

  A large number of factors beyond our control, including fluctuations in metal prices and production costs, inflation, the proximity and liquidity of precious metals and energy fuels markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection, and other economic conditions, will affect the economic feasibility of mining;

  Substantial expenditures are required to construct mining and processing facilities;

  Title to mining properties may be subject to other claims; and

  In the development stage of a mining operation, our mining activities could be subject to substantial operating risks and hazards, including metal bullion losses, environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, cave-ins, pit-wall failures, flooding, rock falls, periodic interruptions due to inclement weather conditions or other unfavorable operating conditions and other acts of God. Some of these risks and hazards are not insurable or may be subject to exclusion or limitation in any coverage which we obtain or may not be insured due to economic considerations.

          As a result of all of these factors, we may run out of money, in which case we will have to suspend or cease operations.

          Our actual mineral reserves and mineral resources may not conform to our established estimates.

          The figures for mineral reserves and mineral resources stated in this prospectus and our Annual Report on Form 20-F are estimates and no assurances can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations and the prices of metals may render reserves and mineral resources uneconomic. Moreover, short-term operating factors relating to the mineral deposits, such as the need for the orderly development of the deposits or the processing of new or different grades of ore, may cause a mining operation to be unprofitable in any particular accounting period.

          There is no assurance that any of our mineral resources, not currently classified as mineral reserves, will ever be classified as mineral reserves under the disclosure standards of the SEC.

          Item 4.D of our Annual Report on Form 20-F discusses our mineral resources in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). Resources are classified as “measured resources”, “indicated resources” and “inferred resources” under NI 43-101. However, U.S. investors are cautioned that the SEC does not recognize these resource classifications. There is no assurance that any of our mineral resources, not currently classified as mineral reserves, will be converted into mineral reserves under the disclosure standards of the SEC.

          We have had no production history and we do not know if we will generate revenues in the future.

          While we were incorporated in 1981, we have no history of producing minerals. We have not developed or operated any mines, and we have no operating history upon which an evaluation of our future success or failure can be made. We currently have no mining operations of any kind. Our ability to achieve and maintain profitable mining operations is dependent upon a number of factors, including our ability to either attract a partner to operate, or to successfully build and operate mines, processing plants and related infrastructure ourselves.

          We are subject to all the risks associated with establishing new mining. We may not successfully establish mining operations or profitably produce metals at any of our properties. As such, we do not know if we will ever generate revenues.

          We have a history of losses which we expect will continue for the future. If we do not begin to generate revenues or find alternate sources of capital, we may either have to suspend or cease operations.

          As a development stage company with no holdings in any producing mines, we continue to incur losses and expect to incur losses in the future. As of July 31, 2009, we had an accumulated deficit of $63,999,000. We may not be able to achieve or sustain profitability in the future. If we do not begin to generate revenues or find alternate sources of capital, we may either have to suspend or cease operations.

          We have prepared our consolidated financial statements on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of operations.

         We have taken steps to fund our operations through the issuance of equity and debt.  We plan to meet our financial obligations to the point at which all regulatory approvals for its NorthMet project have been obtained and which will allow us to raise capital to construct our mine and commence commercial production.  We believe that the negotiation of a convertible debenture for $50 million in 2008 will be sufficient to meet our obligations until we are able to raise capital to construct our mine.  Three tranches of the convertible debenture amounting to $20 million were advanced to the us by July 31, 2009 with an additional $5 million being advanced on August 31, 2009.   Further advances require us to achieve certain milestones and conditions. One of these conditions is for us to obtain the consent of RGGS Land and Minerals L.P. and Cliffs Natural Resources Inc. (“Cliffs”) to allow the debenture holder to obtain a mortgage over certain of our assets.  In the event that the milestones and conditions laid out in the convertible debenture are not met or their achievement is delayed we may be forced to curtail or delay expenditures, sell assets or seek additional financing sources.  All of these circumstances may delay the progress of or affect the ultimate success of our plans.

          We have developed plans which, in the event of delays of the achievement of milestones or conditions under the convertible debenture, involve the curtailment or postponement of certain activities, the sale of assets and the provision of additional sources of finance. However, there is no assurance that we will be successful in achieving any or all of the opportunities we have identified or obtain sufficient liquidity to execute our business plans.

          We may not have adequate, if any, insurance coverage for some business risks that could lead to economically harmful consequences to us.

          Our businesses are generally subject to a number of risks and hazards, including:

  industrial accidents;

  railroad accidents;

  labor disputes;

  environmental hazards;

  electricity stoppages;

  equipment failure; and

  severe weather and other natural phenomena.

          These occurrences could result in damage to, or destruction of, mineral properties, production facilities, transportation facilities, or equipment. They could also result in personal injury or death, environmental damage, waste of resources or intermediate products, delays or interruption in mining, production or transportation activities, monetary losses and possible legal liability. The insurance we maintain against risks that are typical in our business may not provide adequate coverage. Insurance against some risks (including liabilities for environmental pollution or certain hazards or interruption of certain business activities) may not be available at a reasonable cost or at all. As a result, accidents or other negative developments involving our mining, production or transportation facilities could have a material adverse effect on our operations.

          The mining industry is an intensely competitive industry, and we may have difficulty effectively competing with other mining companies in the future.

          We face intense competition from other mining and producing companies. In recent years, the mining industry has experienced significant consolidation among some of our competitors, as a result these companies may be more diversified than us. We cannot assure you that the result of current or further consolidation in the industry will not adversely affect us.

          In addition, because mines have limited lives we must periodically seek to replace and expand our reserves by acquiring new properties. Significant competition exists to acquire properties producing or capable of producing copper, nickel and other metals.

          If we are unable to successfully manage these risks, our growth prospects and profitability may suffer.

          We may be subject to risks relating to the global economy.

          Recent market events and conditions, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions could impede our access to capital or increase the cost of capital. In 2007 and into 2008, the U.S. credit markets began to experience serious disruption due to, among other things, deterioration in residential property values, defaults and delinquencies in the residential mortgage market and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions worsened in 2008 and are continuing in 2009, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

          These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for us to obtain, or increase our cost of obtaining capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.

          We are also exposed to liquidity risks in meeting our operating and capital expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact our ability to obtain loans and other credit facilities in the future and, if obtained, on terms favorable to us. If these increased levels of volatility and market turmoil continue, our operations could be adversely affected and the trading price of our shares could be adversely affected. As a result of current global financial conditions, numerous financial institutions have gone into bankruptcy or have been rescued by government authorities. As such, we are subject to the risk of loss of our deposits with financial institutions that hold our cash.

Risks Related to the Ownership of our Common Shares

          We may experience volatility in our stock price.

          Our common shares are listed for trading on the Toronto Stock Exchange and on the NYSE Amex. Our shareholders may be unable to sell significant quantities of the common shares into the public trading markets without a significant reduction in the price of the shares, if at all. The market price of our common shares may be affected significantly by factors such as changes in our operating results, the availability of funds, fluctuations in the price of metals, the interest of investors, traders and others in development stage public companies such as us and general market conditions. In recent years the securities markets have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small capitalization development companies similar to us, have experienced wide fluctuations, which have not necessarily been related to the operating performances, underlying asset values, or the future prospects of such companies. There can be no assurance that future fluctuations in the price of our shares will not occur.

          A large number of shares will be eligible for future sale and may depress our stock price.

          Our shares that are eligible for future sale may have an adverse effect on the price of our stock. As of August 31, 2009 there were 139,078,875 of our common shares outstanding. The average trading volume for the three months prior to August 31, 2009 was approximately 101,000 shares per day on the Toronto Stock Exchange and 245,000 shares per day on the NYSE Amex. Sales of substantial amounts of our common shares, or a perception that such sales could occur, and the existence of options or warrants to purchase common shares at prices that may be below the then current market price of our common shares, could adversely affect the market price of our common shares and could impair our ability to raise capital through the sale of our equity securities.

          Your ownership interest, voting power and the market price of our common shares may decrease because we have issued, and may continue to issue, a substantial number of securities convertible or exercisable into our common shares.

          We have issued common shares and options, and warrants to purchase our common shares to satisfy our obligations and fund our operations (see Item 5.A of our Annual Report on Form 20-F). Since we currently do not have a source of revenue, we will likely issue additional common shares, options, warrants, preferred stock or other securities exercisable for or convertible into our common shares to raise money for our continued operations or as non-cash incentives to our own and our subsidiaries' directors, officers, insiders, and key employees. If conversions of warrants and/or options into common shares or additional sales of equity occur, your ownership interest and voting power in us will be diluted and the market price of our common shares may decrease.

          Under our 2007 Omnibus Share Compensation Plan, (the “Plan”) which was adopted on May 25, 2007, and approved by our shareholders on June 27, 2007, the aggregate number of our common shares that may be issuable pursuant to the Plan may not at any time exceed the greater of (i) 10% of our issued and outstanding common shares and (ii)18,592,888 common shares, representing 13.62% of our outstanding common shares at the time of the approval of the Plan, of which 5,940,000 common shares are reserved for issuance as awards other than options. As of August 31, 2009 the aggregate number of our common shares issuable pursuant to the Plan was 13,907,887 shares. Our bonus share incentive plan, or the “Bonus Plan,” was established for our directors and key employees and was approved by the disinterested shareholders at the Company’s shareholders’ meeting held on May 28, 2004. Under the Bonus Plan we may issue an additional 3,640,000 shares upon achieving certain milestones.

          Upon any issuances or exercise of options issued, the ownership interests and voting power of existing shareholders may be further diluted.

          We have a Shareholders Rights Plan Agreement and certain employment and management contracts that contain provisions designed to discourage a change of control.

          An updated Shareholders Rights Plan between us and shareholders effective as of June 27, 2007 and modified on June 17, 2008 and certain employment and management agreements contain provisions that could discourage an acquisition or change of control without our board of directors’ approval. Under the Shareholders’ Rights Plan, if a shareholder individually or in concert with other shareholders acquires 20% or more of our common shares outstanding without complying with the Shareholders’ Rights Plan or without the approval of our board of directors, all holders of record will have a right to one common share for each share owned. We have also entered into agreements with certain key employees and officers that contain severance provisions in the event of a take-over bid. The Shareholders’ Rights Plan and the preceding agreements may make it more difficult for a third party to acquire control of us, even if such a change of control is more beneficial to shareholders.

          Because we believe that we will be classified as a passive foreign investment company, or “PFIC,” U.S. holders of our common shares may be subject to United States federal income tax consequences that are worse than those that would apply if we were not a PFIC.

          Because we believe that we will be classified as a PFIC, U.S. holders of our common shares may be subject to United States federal income tax consequences that are worse than those that would apply if we were not a PFIC, such as ordinary income treatment plus a charge in lieu of interest upon a sale or disposition of our common shares even if the shares were held as a capital asset.

          Conflicts of Interest.

          Certain of our directors, officers or promoters are directors, officers, significant shareholders or promoters of other U.S. and Canadian publicly traded companies. As a result, potential conflicts of interest may arise with respect to the exercise by such persons of their respective duties for us. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In the appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. Other than as indicated, we have no other procedures or mechanisms to deal with conflicts of interest. We are not aware of any conflicts of interest at the present time.

          Absence of Dividends.

          We have never declared or paid cash dividends on our common shares and do not anticipate doing so in the foreseeable future. There can be no assurance that our board of directors will ever declare cash dividends, which action is exclusively within its discretion. Investors cannot expect to receive a dividend on our common shares in the foreseeable future, if at all.

          Increased Costs and Compliance Risks as a Result of Being a Public Company.

          Legal, accounting and other expenses associated with public company reporting requirements have increased significantly in the past few years. We anticipate that general and administrative costs associated with regulatory compliance will continue to increase with recently adopted governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC, Canadian Securities Administrators, the NYSE Amex and the Toronto Stock Exchange. We expect these rules and regulations to significantly increase its legal and financial compliance costs and to make some activities more time consuming and costly. There can be no assurance that we will continue to effectively meet all of the requirements of these new regulations, including Sarbanes-Oxley Section 404 and Canadian National Instrument 52-109 – Financial Disclosure (“NI 52-109”). Any failure to effectively implement new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent registered public accounting firm providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act and/or NI 52-109 could be impaired, which could cause our stock price to decrease.

USE OF PROCEEDS

           Unless otherwise indicated in the accompanying prospectus supplement, the net proceeds from the offering of the securities will be used for construction finance for our copper, nickel, precious metals development project located in Minnesota and for general corporate purposes. We may temporarily invest the net proceeds we receive from any offering of securities until we can use them for their stated purposes.

CAPITALIZATION

          You should read this table in conjunction with our consolidated financial statements, the related notes included herein and our Form 6-K filed on September 14, 2009, which is incorporated by reference herein.

          The following table sets forth our capitalization as of July 31, 2009

As of July 31, 2009
(In thousands)

Debt	$30,527
Shareholders’ Equity
Common Shares, without par value, unlimited shares authorized; 139,078,875
issued and outstanding	105,890
Common Shares- Warrants
Additional paid-in capital	30,096
Reserves
Retained Earnings
Accumulated other comprehensive income	59

Deficit Less:	(63,999)
Less: Treasury Shares at cost	-

Total shareholders’ equity	72,046
Total capitalization	$102,573

RATIO OF EARNINGS TO FIXED CHARGES

          We have not generated any earnings or positive cash flow from operations. As a result, for all periods presented, we have no earnings or cash flows available to cover fixed charges. Fixed charges consists of the continuing operations portions of interest expensed and capitalized, amortization of debt discount, premium and capitalized expenses related to indebtedness and estimated interest costs within rental expense. The following table discloses our dollar coverage deficiency. The ratio of earnings to fixed charges is not disclosed since it is a negative number in each year and period.

						Six Months
						Ended
	Year Ended January 31,					July 31,
	2005	2006	2007	2008	2009	2009

Deficiency of earnings
available to cover
fixed charges	0	0	166	629	1,052	1,062

PER SHARE MARKET PRICE

          The following table outlines the annual high and low market prices for the five most recent fiscal years:

Fiscal Year Ended	Toronto Stock Exchange1 / TSX–Venture Exchange		American Stock Exchange2 / Over– the–Counter Bulletin Board
	High	Low	High	Low
January 31, 2009	CDN$4.49	CDN$0.60	US$4.50	US$0.46
January 31, 2008	CDN$4.61	CDN$2.65	US$4.21	US$2.40
January 31, 2007	CDN$5.34	CDN$2.58	US$4.85	US$2.06
January 31, 2006	CDN$2.74	CDN$0.51	US$2.42	US$0.42
January 31, 2005	CDN$1.20	CDN$0.27	US$0.90	US$0.20

          The following table outlines the high and low market prices for each fiscal financial quarter for the two most recent fiscal periods and any subsequent period:

Fiscal Quarter Ended	Toronto Stock Exchange		American Stock Exchange
	High	Low	High	Low
July 31, 2009	CDN$2.36	CDN$0.97	US$2.10	US$0.84
April 30, 2009	CDN$1.09	CDN$0.72	US$0.90	US$0.57
January 31, 2009	CDN$1.61	CDN$0.60	US$1.40	US$0.46
October 31, 2008	CDN$3.64	CDN$1.01	US$3.47	US$0.90
July 31, 2008	CDN$4.49	CDN$3.24	US$4.50	US$3.21
April 30, 2008	CDN$3.80	CDN$2.56	US$3.78	US$2.60
January 31, 2008	CDN$3.59	CDN$2.65	US$4.00	US$2.40
October 31, 2007	CDN$2.93	CDN$4.01	US$4.07	US$2.51
July 31, 2007	CDN$4.15	CDN$2.60	US$4.21	US$3.16
April 30, 2007	CDN$4.61	CDN$3.25	US$4.15	US$2.74

          The following table outlines the high and low market prices for each of the most recent six months:

Month Ended	Toronto Stock Exchange		American Stock Exchange
	High	Low	High	Low
September 30, 2009	CDN$3.19	CDN$1.89	US$2.99	US$1.69
August 31, 2009	CDN$2.15	CDN$1.65	US$1.97	US$1.50
July 31, 2009	CDN$1.79	CDN$1.27	US$1.67	US$1.10
June 30, 2009	CDN$1.99	CDN$1.40	US$1.25	US$0.46
May 31, 2009	CDN$2.36	CDN$0.97	US$2.10	US$0.78
April 30, 2009	CDN$1.02	CDN$0.88	US$2.30	US$0.71

1.	On January 31, 2007 we ceased trading on the TSX Venture Exchange and on February 1, 2007, we commenced trading on the Toronto Stock Exchange.

2.	On June 26, 2006, we began trading on the NYSE Amex.

DESCRIPTION OF DEBT SECURITIES

          The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us, any guarantors and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

          Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

          As used in this section of the prospectus and under the caption “Description of Common Shares,” the terms “we,” “our” and “us” mean PolyMet Mining Corp., and not its subsidiaries.

General

          Our debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities, if unsecured, will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to all of our existing and future senior indebtedness in right of payment.

          The indentures do not limit the amount of debt securities that we may issue and permit us to issue securities from time to time in one or more series. All debt securities of one series need not be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. We may issue our debt securities separately or upon conversion of or in exchange for our warrants or other debt securities. The debt securities will be our direct unsecured general obligations. They may bear interest at a fixed or floating rate or they may not bear interest. We may issue debt securities at, above or below their stated principal amount, as described more fully in the applicable prospectus supplement.

          The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

  the title of the debt securities;

  whether they are senior or subordinated;

  the total amount of the debt securities authorized and the amount outstanding, if any;

  any limit on the aggregate principal amount of the debt securities offered by that prospectus supplement;

  whether the debt securities will be guaranteed by our subsidiary, and the terms of any subordination of such guarantee;

  when the principal of the debt securities will mature;

  the interest rate, if any, or the method for determining it, including any procedures to determine, vary or reset the interest rate;

  when interest, if any, will be payable, as well as the record dates for determining to whom we will pay interest;

  where the principal of, and premium and interest, if any, on, the debt securities will be paid;

  redemption, call, repurchase or sinking fund provisions, if any;

  whether the debt securities will be issued in global or certificated form and, in the case of global securities, the name of the depositary, if any;

  if we are going to make payments to the holder in a foreign currency or currencies, the currency or currencies and manner of conversion from U.S. dollars;

  any index we may use to determine the amount of payment of principal of, and premium and interest, if any, on, the debt securities;

  whether the debt securities are convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur;

  any additions or changes to events of default or covenants provided in the applicable indenture;

  any other terms of the debt securities that vary from the terms in the applicable indenture;

  whether the debt securities will be secured or unsecured and the terms and collateral of any secured debt securities;

  any material U.S. federal income tax considerations; and

  any other information we think is important with respect to the terms and other provisions of the securities.

Original Issue Discount

          One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

          Our payment obligations under any series of the debt securities may be guaranteed by Poly Met Mining, Inc., our wholly-owned subsidiary. If a series of debt securities is so guaranteed our subsidiary, it will execute a supplemental indenture or notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiary.

          The obligations of the subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary.

          Each indenture may restrict consolidations or mergers with or into the subsidiary guarantor or provide for the release of the subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

          If a series of debt securities is guaranteed by our subsidiary and is designated as subordinate to our senior debt, then the guarantee by the subsidiary will be subordinated to its senior debt and will be subordinated to any guarantees by the subsidiary of our senior debt. See “Description of Debt Securities - Subordination.”

Subordination

          Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture as being senior to the subordinated debt.

Consolidation, Merger or Sale

          The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of the Indenture

          We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Events of Default

          Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

  failure to pay interest on any debt security for 30 days after it is due;

  failure to pay the principal of or premium, if any, on any debt security when due;

  failure to deposit any sinking fund payment for 30 days after it is due;

  failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

  certain events of bankruptcy, insolvency or reorganization; or

  any other event of default included in any indenture or supplemental indenture.

          An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

          If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these events occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

          Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

  Under the indentures, we will:

  pay the principal of, and interest and any premium on, the debt securities when due;

  maintain a place of payment;

  deliver to the trustee copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

  not claim or take the benefit of any stay, extension or usury law which may affect the covenants or the performance of the indentures;

  keep in full force and effect the Company’s corporate existence:

  deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

  deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Conversion or Exchange Rights

          If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

  the type of securities into which they may be converted or exchanged;

  the conversion price or exchange ratio, or its method of calculation;

  whether conversion or exchange is mandatory or at the holder’s election;

  how and when the conversion price or exchange ratio may be adjusted; and

  any other important terms concerning the conversion or exchange rights.

Payment and Transfer

          Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

          Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

          Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company, or “DTC,” acts as depositary.

          Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

          Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

          Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

          Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

          A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

  DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

  we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

  there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

          Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

          Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

          We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

          DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., NYSE Amex and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

          We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

          We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Concerning the Trustee

          We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Governing Law

          Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

          Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF COMMON SHARES

          This section describes the general terms of our common shares and certain provisions of the Business Corporations Act (British Columbia). For more detailed information, you should refer to our notice of articles and articles of incorporation, copies of which have been filed with the SEC and incorporated by reference into this prospectus, and the relevant provisions of the Business Corporations Act (British Columbia) .

          General

          Our authorized share capital consists of an unlimited number of common shares, without par value. As of August 31, 2009, there were 139,078,875 common shares outstanding.

          Common Shares

          All of our outstanding common shares are duly authorized, validly issued, fully paid and nonassessable. Under Canadian law, any person may freely hold, vote and transfer our common shares. Holders of our common shares have no preemptive rights to purchase any additional, unissued shares of our common shares.

          Except as otherwise may be required by applicable law, holders of our common shares:

  are entitled to receive dividends when and as declared by the board of directors from funds legally available for that purpose;

  have the exclusive right to vote on all matters on which stockholders generally are entitled to vote, including the election of directors, and are entitled to one vote per share; and

  are entitled, upon any liquidation, dissolution or winding up of PolyMet Mining Corp., to a pro rata distribution of the assets and funds available for distribution to stockholders.

          We have never declared or paid any cash dividends on our common shares and do not anticipate declaring or paying dividends on the common shares in the foreseeable future.

          Any common shares that we issue will be fully paid and nonassessable.

          Shareholders Rights Plan

          Effective May 25, 2007, we adopted an updated Shareholder Rights Plan, (the “Rights Plan”) which was approved by our shareholders on June 27, 2007 and modified by our shareholders on June 17, 2008. Under the Rights Plan, we have issued one right for no consideration in respect of each outstanding common share to all holders of record of our common shares on December 4, 2003. All common shares subsequently issued by us during the term of the Rights Plan will have one right represented for each common share held by the shareholder of the Company. The term of the Rights Plan is 10 years, unless the rights are earlier redeemed or exchanged. The rights issued under the Rights Plan become exercisable only if a party acquires 20% or more of our common shares without complying with the Rights Plan or without the approval of our Board of Directors.

          Each right under the Rights Plan entitles the registered holder thereof to purchase from us on the occurrence of certain events, one common share of the Company at the price of CDN$50 per share, subject to adjustment (the “Exercise Price”). However, if a Flip-in Event (as defined in the Rights Plan) occurs, each right would then entitle the registered holder to receive, upon payment of the Exercise Price, that number of common shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The “Rights” (as defined in the Rights Plan) are not exercisable until the “Separation Time” (as defined in the Rights Plan.)

DESCRIPTION OF WARRANTS

          We may issue warrants to purchase our debt securities, common shares or units that are registered pursuant to the registration statement to which this prospectus relates. We may issue warrants independently or together with other securities that are registered pursuant to the registration statement to which this prospectus relates. Warrants sold with other securities may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that we will name in the prospectus supplement. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

          General

          If warrants are offered, the prospectus supplement relating to a series of warrants will include the specific terms of the warrants, including:

  the offering price;

  the title of the warrants;

  the aggregate number of warrants offered;

  the dates or periods during which the warrants can be exercised;

  whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders;

  the designation and terms of any securities with which the warrants are issued;

  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

  any special tax implications of the warrants or their exercise;

  any antidilution provisions of the warrants;

  any redemption or call provisions applicable to the warrants; and

  any other terms of the warrants.

          Transfers and Exchanges

          A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying securities.

          Exercise

          Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date.

          After this time, unless we have extended the expiration date, the unexercised warrants will be void.

          Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement, holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

  warrant certificates properly completed; and

  payment of the exercise price

          As soon as practicable after the delivery, we will issue and deliver to the indicated holder the securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

          No Rights of Security Holder Prior to Exercise

          Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

  in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

  in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

          Enforceability of Rights by Holders of Warrants

          Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility if we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us.

          Title

          We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

DESCRIPTION OF UNITS

          As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of debt securities, common shares warrants, purchase contracts, or any combination of such securities, including guarantees of debt securities. The applicable prospectus supplement will describe:

  the securities comprising the units, including whether and under what circumstances the securities comprising the units may be separately traded;

  the terms and conditions applicable to the units, including a description of the terms of any applicable unit agreement governing the units; and

  a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAX CONSIDERATIONS

          A summary of any material United States federal income tax consequences or material Canadian income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. The summary will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

          We may sell our securities from time to time through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may use these methods in any combination.

          By Underwriters

          We may use an underwriter or underwriters in the offer or sale of our securities.

  If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters for their own account.

  We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

  The underwriters will use this prospectus and the prospectus supplement to sell our securities.

          We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:

  to purchase from us up to the number of common shares that would be issuable upon conversion or exchange of all the shares of the class or series of our securities at an agreed price per common shares; or

  to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our common shares or any other outstanding security.

          The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our common shares or other security.

          The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

          By Dealers

          We may use a dealer to sell our securities.

  If we use a dealer, we, as principal, will sell our securities to the dealer.

  The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

  We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

          By Agents

          We may designate agents to solicit offers to purchase our securities.

  We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

  Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

  Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

          By Delayed Delivery Contracts

          We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

  We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

          Direct Sales

          We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

          General Information

          In connection with the issue of securities, underwriters may receive compensation from us or from subscribers of securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Dealers may also receive commissions from the subscribers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the sale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will identify any underwriter or agent, and describe any compensation that we provide.

          If the applicable prospectus supplement so indicates, we will authorize underwriters, dealers or agents to solicit offers to subscribe the securities from institutional investors. In this case, the prospectus supplement will also indicate on what date payment and delivery will be made. There may be a minimum amount which an institutional investor may subscribe, or a minimum portion of the aggregate principal amount of the securities which may be issued by this type of arrangement. Institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and any other institutions we may approve. The subscribers’ obligations under delayed delivery and payment arrangements will not be subject to any conditions; however, the institutional investors’ subscription of particular securities must not at the time of delivery be prohibited under the laws of any relevant jurisdiction in respect, either of the validity of the arrangements, or the performance by us or the institutional investors under the arrangements.

          We may enter into agreements with the underwriters, dealers and agents who participate in the distribution of the securities that may fully or partially indemnify them against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for us.

          Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

          Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

          Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

          Certain legal matters will be passed upon for us by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia, Canada. Certain legal matters relating to United States Federal securities laws and income tax considerations will be passed upon by Troutman Sanders LLP, New York, New York. If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

          The financial statements as of January 31, 2009 and 2008 and for each of the three years in the period ended January 31,2009 and management’s assessment of the effectiveness of internal control over financial reporting(which is included in Management’s Report on Internal Control over Financial Reporting) as of January 31,2009 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

          PolyMet Mining Corp. is incorporated under the laws of British Columbia, Canada. Some of the directors and officers and a portion of the assets of the Company are located outside the United States. Although the Company has agreed to accept service of process in the United States by its agent designated for that purpose, it may be difficult for investors in our common shares to effect service of process within the United States upon the Company or to enforce against it, in courts outside the United States, judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities or other laws. The Company has designated Douglas J. Newby, Poly Met Mining, Inc., 6500 Road 666, Hoyt Lakes, Minnesota 55750, Telephone: (218) 225-4417, as its agent for service of process in any action brought against it under the U.S. federal securities and other laws, with respect to the securities.

EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commission and expenses reimbursed by us, to be incurred in connection with a distribution of an assumed amount of $500,000,000 of securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$29,000

Blue sky fees and expenses	2,500

Printing and engraving expenses	20,000

Legal fees and expenses	50,000

Accountants’ fees and expenses	60,000

Trustee fees and expenses	20,000

Miscellaneous	33,500

Total	$215,000

POLYMET MINING CORP.
(a development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

31 January 2009, 2008 and 2007

U.S. Funds

 POLYMET MINING CORP.

Management Report

Management’s Responsibility for Consolidated Financial Statements

The accompanying Consolidated Financial Statements of PolyMet Mining Corp. (the “Company) are the responsibility of management. The Consolidated Financial Statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include certain estimates that reflect management’s best judgments.

The Company’s Board of Directors has approved the information contained in the Consolidated Financial Statements. The Board of Directors fulfills its responsibilities regarding the Consolidated Financial Statements mainly through its Audit Committee, which has a written mandate that complies with current requirements of Canadian securities legislation and the United States Sarbanes-Oxley Act of 2002. The Audit Committee meets at least on a quarterly basis.

Management’s Annual Report on Internal Control over Financial Reporting

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Consolidated Financial Statements for external reporting purposes in accordance with GAAP.

Internal control over financial reporting, no matter how well designed, has inherent limitations. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at 31 January 2009. In making its assessment, management has used the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) to evaluate the Company’s internal control over financial reporting. Based on this assessment, management has concluded that the Company had a material weakness in internal control over financial reporting.

A material weakness is a control deficiency, or combination of control deficiencies, such that there is a reasonable possibility that a material misstatement of the annual financial statements will not be prevented or detected.

As at 31 January 2009, effective controls were not maintained over the accounting treatment and review of one-off transactions in the financial statement close process relating to the Company’s share bonus plan. This isolated control deficiency resulted in a non-cash increase in contributed surplus and mineral property of $2.0 million in the consolidated financial statements.

As a result, management concluded that the Company’s internal control over financial reporting was not effective as at 31 January 2009.

The effectiveness of the Company’s internal control over financial reporting as at 31 January 2009 has been audited by PricewaterhouseCoopers LLP, our independent auditors, as stated in their report which appears herein.

“Joseph Scipioni” (signed)	“Douglas Newby” (signed)

Joseph Scipioni	Douglas Newby
President and Chief Executive Officer	Chief Financial Officer

Independent Auditors’ Report

To the Shareholders of PolyMet Mining Corp.

We have completed integrated audits of PolyMet Mining Corp.’s 2009 and 2008 consolidated financial statements and of its internal control over financial reporting as at January 31, 2009 and an audit of its 2007 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of PolyMet Mining Corp. (the “Company”) as at January 31, 2009 and 2008, and the related consolidated statements of loss, other comprehensive loss and deficit, changes in shareholders’ equity and cash flows for each of the years in the three year period ended January 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at January 31, 2009 and January 31, 2008 and the results of its operations and its cash flows for each of the years in the three year period ended January 31, 2009, in accordance with Canadian generally accepted accounting principles.

As described in notes 2, 4, 6, 12 and 16, the Company has restated previously issued financial statements.

Internal control over financial reporting

We have also audited PolyMet Mining Corp.’s internal control over financial reporting as at January 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual financial statements will not be prevented or detected on a timely basis. As at January 31, 2009, a material weakness relating to the Company’s share bonus plan was identified as described in the accompanying Management Annual Report on Internal Control over Financial Reporting.

We considered this material weakness in determining the nature, timing and extent of audit tests applied in our audit of the Company’s January 31, 2009 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on these consolidated financial statements.

In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as at January 31, 2009 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

“PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, BC, Canada
April 29, 2009
(Except for notes 2, 4, 6, 12 and 16 which are as of August 26, 2009.)

PolyMet Mining Corp.
(a development stage company)
Consolidated Balance Sheets
As at January 31
All figures in Thousands of U.S. Dollars

	2009	2008
	(restated –	(restated –
ASSETS	Note 2(b))	Note 2(b))
Current
Cash and equivalents	$7,354	$20,084
Accounts receivable and advances	69	168
Investment (Note 13)	57	1,445
Prepaid expenses	470	793
	7,950	22,490
Deferred Financing Costs (Note 14c)	1,739	1,690
Mineral Property, Plant and Equipment (Notes 3 and 4)	91,910	64,305
	$101,599	$88,485

LIABILITIES
Current
Accounts payable and accrued liabilities	$2,797	$4,266
Current portion of long term debt (Note 5)	1,250	1,401
Current portion of asset retirement obligation (Note 6)	321	265
	4,368	5,932
Long term
Long term debt (Note 5)	10,063	10,834
Long term accounts payable	-	108
Convertible debt (Note 7)	13,943	-
Asset retirement obligation (Note 6)	2,890	3,174
Total Liabilities	31,264	20,048

SHAREHOLDERS’ EQUITY
Share Capital - (Note 8)	104,768	104,615
Contributed Surplus – (Note 8d)	27,549	20,825
Deficit	(61,982)	(57,003)
	70,335	68,437
Total Liabilities and Shareholders’ Equity	$101,599	$88,485
Nature of Business and Liquidity Risk (Note 1)
Contingent Liabilities and Commitments (Notes 4 and 14)

ON BEHALF OF THE BOARD:

“William Murray”	, Director

“David Dreisinger”	, Director

- See Accompanying Notes –

PolyMet Mining Corp.
(a development stage company)
Consolidated Statements of Loss, Other Comprehensive Loss and Deficit
For the Years Ended 31 January
All figures in Thousands of U.S. Dollars, except per share amounts

	2009	2008	2007
	(restated –	(restated –	(restated –
	Note 2(b))	Note 2(b))	Note 2(b))
Pre-feasibility Costs (Note 2)	-	-	8,844

General and Administrative
Amortization	31	56	7
Asset retirement obligation accretion	443	434	233
Consulting fees	45	73	1,458
Investor relations and financing	169	270	218
Office and corporate wages	1,247	1,681	899
Professional fees	512	652	790
Shareholders’ information	311	373	125
Stock-based compensation (Note 8c))	487	635	4,723
Transfer agent and filing fees	158	127	272
Travel	424	532	482
	3,827	4,833	9,207

Other Expenses (Income)
Interest income, net	(154)	(1,168)	(428)
Loss (gain) on foreign exchange	156	(566)	536
Investment loss (Note 13)	1,365	1,050	-
Rental income	(215)	(25)	(33)
	1,152	(709)	75

Loss for the Year and Comprehensive Loss	4,979	4,124	18,126

Deficit Beginning of the Year	57,003	52,879	34,753

Deficit End of Year	61,982	57,003	52,879

Basic and Diluted Loss per Share	$(0.04)	$(0.03)	$(0.16)
		-

Weighted Average Number of Shares	137,187,927	133,697,572	114,754,213

- See Accompanying Notes -

PolyMet Mining Corp.
(a development stage company)
Consolidated Statements of Changes in Shareholders’ Equity
All figures in Thousands of U.S. Dollars, except for Shares

	Common Shares (Note 8)
					Deficit
	Authorized			Contributed	(restated – Note
	Shares	Shares	Amount	Surplus	2(b))	Total
Balance – 31 January 2006	Unlimited	100,173,173	46,009	8,084	(34,753)	19,340
Loss for the year	-	-	-	-	(18,126)	(18.126)
Issuance of shares for bonus (Note 14a))	-	2,350,000	1,289	-	-	1,289
Shares issued for cash:
Exercise of warrants	-	14,662,703	17,963	(3,653)	-	14,310
Exercise of options	-	2,193,000	765	-	-	765
Shares issued for property (Note 4)	-	2,000,000	6,160	-	-	6,160
Stock-based compensation	-	-	-	4,723	-	4,723
Warrants issued for deferred financing costs	-	-	-	1,197	-	1,197
Fair value of stock options exercised	-	-	737	(737)	-	-
Balance – 31 January 2007	Unlimited	121,378,876	$72,923	$9,614	$(52,879)	$29,658
Loss for the year	-	-	-	-	(4,124)	(4,124)
Shares and warrants issued:
Exercise of options	-	462,200	303	-	-	303
Fair value of stock options exercised	-	-	212	(212)	-	-
Private placement, finders’ fees and issuance costs	-	15,149,999	31,177	8,346	-	39,523
Stock-based compensation	-	-	-	3,077	-	3,077
Balance – 31 January 2008	Unlimited	136,991,075	$104,615	$20,825	$(57,003)	$68,437
Loss for the year	-	-	-	-	(4,979)	(4,979)
Shares and warrants issued:
Exercise of options	-	312,800	452	-	-	452
Fair value of stock options exercised	-	-	245	(245)	-	-
Convertible debt – conversion factor and warrants (Note 7)	-	-	-	691	-	691
Accrual of Milestones 2 and 4 Bonus Shares (Note 14)	-	-	-	3,912	-	3,912
Amendment to previously issued warrants (Note 8a))	-	-	(544)	544	-	-
Stock-based compensation	-	-	-	1,822	-	1,822
Balance – 31 January 2009	Unlimited	137,303,875	$104,768	$27,549	$(61,982)	$70,335

- See Accompanying Notes -

PolyMet Mining Corp.
(a development stage company)
Consolidated Statements of Cash Flows
For the Years Ended 31 January
All figures in Thousands of U.S. Dollars

	2009	2008	2007
	(restated –	(restated –	(restated –
	Note 2(b))	Note 2(b))	Note 2(b))
Operating Activities
Loss for the year	$(4,979)	$(4,124)	$(18,126)
Items not involving cash
Consulting fees and Office and Corporate wages (Note 14a))	-	-	1,289
Amortization	31	56	7
Asset retirement obligation accretion	443	434	233
Investment loss (Note 13)	1,365	1,050	-
Stock-based compensation	487	635	4,723
Changes in non-cash working capital items
Accounts receivable and advances	99	(107)	(20)
Prepaid expenses	323	(583)	(135)
Accounts payable and accrued liabilities	(1,059)	(51)	(199)
Net cash used in operating activities	(3,290)	(2,690)	(12,228)

Financing Activities
Share capital - for cash	452	39,826	15,075
Long-term debt repayment	(1,400)	(2,000)	(1,250)
Convertible debt	14,333	-	-
Deferred financing costs	(49)	(293)	(200)
Net cash provided by financing activities	13,336	37,533	13,625

Investing Activities
Purchase of investment	-	(2,495)	-
Purchase of mineral property, plant and equipment	(22,776)	(21,161)	(4,171)
Net cash used in investing activities	(22,776)	(23,656)	(4,171)

Net Increase (Decrease) in Cash and Cash Equivalents Position	(12,730)	11,187	(2,774)
Cash and Cash Equivalents Position - Beginning of Year	20,084	8,897	11,671
Cash and Cash Equivalents Position - End of Year	$7,354	$20,084	$8,897

- See Accompanying Notes -

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

1.	Nature of Business and Liquidity Risk

PolyMet Mining Corp. (the “Company”) was incorporated in British Columbia, Canada on 4 March 1981 under the name Fleck Resources Ltd. The Company changed its name from Fleck Resources to PolyMet Mining Corp. on 10 June 1998. The Company is engaged in the exploration and development, when warranted, of natural resource properties. The Company’s primary mineral property is the NorthMet Project, a polymetallic project in northeastern Minnesota, USA. The realization of the Company’s investment in the NorthMet Project and other assets is dependent upon various factors, including the existence of economically recoverable mineral reserves, the ability to obtain the necessary financing to complete the exploration and development of the NorthMet Project, future profitable operations, or alternatively upon disposal of the investment on an advantageous basis.

On 25 September 2006, the Company received the results of a Definitive Feasibility Study (“DFS”) prepared by Bateman Engineering (Pty) Ltd. (“Bateman”) that confirms the economic and technical viability of the NorthMet Project and, as such, the Project has moved from the exploration stage to the development stage.

Liquidity Risk

The consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of operations. Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due.

The Company has taken steps to fund its operations through the issuance of equity and debt. It plans to meet its financial obligations to the point at which all regulatory approvals for its NorthMet project have been obtained and which will allow the Company to raise capital to construct its mine and commence commercial production. Management believes that the negotiation of a convertible debenture for $50 million in 2008 will be sufficient to meet its obligations until it is able to raise capital to construct its mine. Two tranches of the convertible debenture (Note 7) amounting to $15 million were advanced to the Company by January 31, 2009. Further advances require the Company to achieve certain milestones and conditions. One of these conditions is for the Company to obtain the consent of Cliffs Natural Resources Inc. (“Cliffs”) to allow the debenture holder to obtain a mortgage over certain of the Company’s assets (Notes 4 and 5). In the event that the milestones and conditions laid out in the convertible debenture are not met or their achievement is delayed the Company may be forced to curtail or delay expenditures, sell assets or seek additional financing sources. All of these circumstances may delay the progress of or affect the ultimate success of the Company’s plans.

Management of the Company has developed plans which, in the event of delays of the achievement of milestones or conditions under the convertible debenture, involve the curtailment or postponement of certain activities, the sale of assets and the provision of additional sources of finance. However, there is no assurance that management will be successful in achieving any or all of the opportunities it has identified or obtain sufficient liquidity to execute its business plans.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

2.	Significant Accounting Policies and Restatement

(a)	Significant Accounting Policies

The consolidated financial statements of PolyMet Mining Corp. have been prepared in accordance with accounting principles generally accepted in Canada that require management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements.

Significant estimates used in the preparation of these consolidated financial statements include, amongst other things, expected economic lives of plant and equipment, anticipated costs of asset retirement obligations including the reclamation of mine site, valuation of options, convertible debt and share purchase warrants, and the assessment of impairment in value of long lived assets. Actual results could differ from these estimates. Significant differences from United States generally accepted accounting principles are disclosed in Note 16.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Poly Met Mining, Inc. Inter-company balances and transactions have been eliminated on consolidation.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include amounts held in banks and highly liquid debt investments with remaining maturities at point of purchase of three months or less.

Mineral Property, Plant and Equipment

Mineral property

Mineral property costs, aside from mineral property acquisition costs, incurred prior to determination of the DFS are expensed as incurred and expenditures incurred subsequent to the DFS and mineral property acquisition costs are deferred or capitalized until the property is placed into production, sold, allowed to lapse or abandoned. Acquisition costs include cash, debt and fair market value of common shares.

Upon commencement of production, mineral properties and acquisition costs relating to mines are amortized over the estimated life of the proven and probable mineral reserves to which they relate, calculated on a unit of production basis.

As a result of the DFS on the NorthMet Project, the Project entered the development stage effective 1 October 2006. The Company has deferred mineral property development expenditures related to the NorthMet Project from that date.

Ownership in mineral interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral interests. The Company has investigated ownership of its mineral interests and, to the best of its knowledge, ownership of its interests are in good standing.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

2.	Significant Accounting Policies and Restatement- Continued

Plant and equipment

Plant and equipment are recorded at cost and depreciated over the estimated life of the related assets calculated on a unit of production or straight-line basis, as appropriate.

Depreciation of plant and equipment is provided on a straight-line basis over the estimated economic life of the assets as follows:

Leasehold improvements – Straight-line over the term of the lease
Furniture and equipment – Straight-line over 10 years
Computers – Straight-line over 5 years
Computer software – Straight-line over 1 year

Mineral property, plant and equipment related to the NorthMet Project will begin to be amortized at the time the project commences operations.

Loss Per Share

Loss per share is computed by dividing the loss for the year by the weighted average number of common shares outstanding during the year. Basic and diluted losses per share are the same for the periods reported, as the effect of potential issuances of shares under warrant or share option agreements would be anti-dilutive.

Foreign Currency Translation

The United States (“U.S.”) dollar is the functional currency of the Company’s business. Accordingly, amounts in these consolidated financial statements are expressed in U.S. dollars unless otherwise stated. The Company’s non-U.S. operations are considered to be integrated with the U.S. operations and have been translated into U.S. dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet dates and non-monetary assets and liabilities are translated at the exchange rate in effect at the times of the transactions. Revenue and expense items are translated at rates approximating the exchange rate in effect at the time of the transactions, except for amortization which is translated at historical rates. Translation gains and losses are reflected in the year.

Stock-Based Compensation and Share Purchase Warrants

All stock-based awards made to directors, employees and non-employees are measured and recognized using a fair value based method. For directors and employees, the fair value of the options is measured at the date of the grant. For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable. For directors, employees and non-employees, the fair value of the options is accrued and charged either to operations or mineral property plant and equipment, with the offsetting credit to contributed surplus, on a graded method over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

2.	Significant Accounting Policies and Restatement - Continued

The Company issues share purchase warrants in connection with certain equity transactions. The fair value of the warrants, as determined using the Black-Scholes option pricing model, is credited to contributed surplus. The recorded value of share purchase warrants is transferred to share capital upon exercise.

Asset Retirement Obligations

The Company follows CICA Handbook Section 3110, Asset Retirement Obligations (“CICA 3110”) which requires the recognition of a legal liability for obligations relating to the retirement of property, plant and equipment and obligations arising from the acquisition, construction, development, or normal operation of those assets. Such asset retirement costs must be recognized at fair value, when a reasonable estimate of fair value can be estimated, in the year in which the liability is incurred. A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset. Where a related asset is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The estimates are based principally on legal and regulatory requirements. It is possible that the Company’s estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, changes in the extent of environmental remediation required, changes in the means of reclamation or changes in cost estimates.

The operations of the Company may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs.

Both the likelihood of new regulations and their overall effect upon the Company may vary greatly and are not predictable.

Impairment of Long-Lived Assets

The Company performs impairment tests on its mineral property, plant and equipment when events or changes in circumstances indicate that the carrying values of assets may not be recoverable. These tests require the comparison of the undiscounted future cash flows derived from these assets with the carrying value of the assets. If a shortfall exists, the assets are written down to fair value, determined primarily using discounted cash flow models.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

2.	Significant Accounting Policies and Restatement - Continued

Recent Accounting Pronouncements

The Company has adopted the following CICA standards effective for the Company commencing February 1, 2008:

a)

Section 3031 – Inventories. This section prescribes the accounting treatment for inventories and provides guidance on the determination of costs and its subsequent recognition as an expense, including any write-down to net realizable value. It also provides guidance on the cost formulas that are used to assign costs to inventories.

b)

Sections 3862 & 3863 – Financial Instruments – Disclosures and Presentation. These new standards replace Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing disclosure requirements and carrying forward unchanged the presentation requirements. Section 3862 requires entities to provide disclosure of quantitative and qualitative information in their financial statements that enable users to evaluate (a) the significance of financial instruments for the entity’s financial position and performance; and (b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and management’s objectives, policies and procedures for managing such risks. Entities will be required to disclose the measurement basis or bases used, and the criteria used to determine classification for different types of instruments.

The Section requires specific disclosures to be made, including the criteria for:
(i)	Designating financial assets and liabilities as held for trading;
(ii)	Designating financial assets as available for sale, and
(iii)	Designating when impairment is recorded against the related financial asset or when an allowance account is used.

c)	The adoption of Sections 3031, 3862 and 3863 did not have any impact on the opening equity and deficit of the Company.

In addition to above noted accounting policies, on 1 February 2008 the Company also adopted CICA Handbook Section 1535 – Capital Disclosures. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of the NorthMet Project and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

Similar to other companies in the development stage, the Company is in discussions with certain parties to provide funding which will enable the Company to execute its business plan. With the completion of the DFS and taking into account the current permitting process the Company is in, PolyMet will require additional funds through completion of permitting and through Project construction. Funding for the Project could come from a number of sources and include internal cash flows (for the second stage of the construction), bank project financing and capital market financing. During the upcoming fiscal year, the Company’s objective is to identify the source or sources from which it will obtain the capital required to complete the Project.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

2.	Significant Accounting Policies and Restatement - Continued

The Company has no externally imposed capital requirements. In the management of capital, the Company includes the components of shareholders’ equity, convertible debt and long-term debt. The Company manages the capital structure and makes adjustments to it depending on economic conditions and the rate of anticipated expenditures. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets.

In order to assist in management of its capital requirements, the Company prepares expenditure budgets that are updated as necessary depending on various factors. The budgets are approved by the Company’s Board of Directors.

Although the Company expects its current capital resources, supplemented by the financing discussed in Note 7 to these financial statements, will be sufficient to carry out its plans and operations through 31 January 2010, it does not currently have sufficient capital to meet its estimated project capital expenditure requirements and is currently in discussions to arrange sufficient capital to meet these requirements.

New Accounting Pronouncements

In January 2009, the CICA issued Section 1582 “Business Combinations” to replace Section 1581. Prospective application of the standard is effective January 1, 2011, with early adoption permitted. This new standard effectively harmonizes the business combinations standard under Canadian GAAP with International Financial Reporting Standards (“IFRS”). The new standard revises guidance on the determination of the carrying amount of the assets acquired and liabilities assumed, goodwill and accounting for non-controlling interests at the time of a business combination.

The CICA concurrently issued Section 1601 “Consolidated Financial Statements” and Section 1602 “Non-Controlling Interests” which replace Section 1600 “Consolidated Financial Statements. Section 1601 provides revised guidance on the preparation of consolidated financial statements and Section 1602 addresses accounting for non-controlling interests in consolidated financial statements subsequent to a business combination. These standards are effective January 1, 2011, unless they are early adopted at the same time as Section 1582 “Business Combinations”.

(b) Restatement

The Company has adopted the following CICA standard effective for the Company commencing February 1, 2009:

Section 3064 - Goodwill and Intangible Assets. This new standard provides guidance on the recognition, measurement, presentation and disclosure of goodwill and other intangible assets. As a result of this standard, the CICA withdrew EIC 27, Revenue and Expenses during the pre-operating period. With the withdrawal of EIC 27, the Company is no longer able to defer operating costs and revenues incurred prior to commercial production at its development project. The adoption of this standard resulted in the Company retroactively ceasing to capitalize to mineral property, plant and equipment accretion related to asset retirement obligations.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

The company has restated its financial statements for the items above and the impacts on certain line items of the financial statements with significant changes were as follows:

Line Item	31 January 2009		31 January 2008		31 January 2007

	As previously	Restated	As previously	Restated	As Previously	Restated
	Reported		Reported		Reported
Mineral	93,067	91,910	65,019	64,305	38,166	37,886
Property Plant
and Equipment
Loss for the	4,536	4,979	3,690	4,124	17,893	18,126
period
Deficit	60,825	61,982	56,289	57,003	52,599	52,879
Loss per share	0.03	0.04	0.03	0.03	0.16	0.16

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

3.	Resource Property Agreements

NorthMet, Minnesota, U.S.A. - Lease

Pursuant to an agreement dated 4 January 1989, subsequently amended and assigned, the Company leases certain lands in St. Louis County, Minnesota from RGGS Land & Minerals Ltd., L.P. During the year ended 31 January 2005, United States Steel Corporation assigned the lease to RGGS Land & Minerals Ltd., L.P. The current term of the renewable lease is 20 years and calls for total lease payments of $1,475,000. All lease payments have been paid to 31 January 2009.

The Company can, at its option, terminate the lease at any time by giving written notice to the lessor not less than 90 days prior to the effective termination date or can indefinitely extend the 20-year term by continuing to make $150,000 annual lease payments on each successive anniversary date.

The lease payments are considered advance royalty payments and shall be deducted from future production royalties payable to the lessor, which range from 3% to 5% based on the net smelter return received by the Company. The Company’s recovery of the advance royalty payments is subject to the lessor receiving an amount not less than the amount of the annual lease payment due for that year.

Pursuant to the leases, PolyMet holds mineral rights and the right to mine. PolyMet had intended to acquire surface rights through a land exchange with the United States Forest Service, which costs have been included in the capital cost estimate of the Project. Legislation has been introduced in the United States Congress to facilitate a possible direct acquisition of surface rights.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

4.	Mineral Property, Plant and Equipment

Details are as follows:

		Accumulated	Net Book
31 January 2009	Cost	Amortization	Value
NorthMet Project	$91,707	$-	$91,707
Leasehold improvements	47	21	26
Computers	224	125	99
Furniture and equipment	137	59	78
	$92,115	$205	$91,910

		Accumulated	Net Book
31 January 2008	Cost	Amortization	Value
NorthMet Project	$64,052	$-	$64,052
Leasehold improvements	48	12	36
Computers	135	23	112
Furniture and equipment	136	31	105
	$64,371	$66	$64,305

Erie Plant, Minnesota, U.S.A.

On 15 November 2005, the Company exercised an option to acquire 100% ownership of large portions of the former LTV Steel Mining Company ore processing plant in northeastern Minnesota under the Asset Purchase Agreement with Cliffs.

The consideration for the purchase was $1 million in cash, $2.4 million in notes payable and the issuance of 6,200,547 common shares (at fair market value of $7,564,000) in the capital stock of the Company. The final instalment was paid on 30 June 2008 (Note 5).

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

4.	Mineral Property, Plant and Equipment - Continued

On 20 December 2006, the Company closed a transaction (the “Asset Purchase Agreement II”) in which it acquired, from Cliffs, property and associated rights sufficient to provide it with a railroad connection linking the mine development site and the Erie Plant. The transaction also included a 120-railcar fleet, locomotive fuelling and maintenance facilities, water rights and pipelines, large administrative offices on site and an additional 6,000 acres to the east and west of and contiguous to its existing tailing facilities.

The purchase price totaling 2 million shares and $15 million in cash and debt was in four tranches:

2 million shares of PolyMet, paid at closing;

$1 million in cash, paid at closing;

$7 million in cash, payable in quarterly instalments of $250,000 commencing 31 December 2006 with the balance payable upon receipt of production financing. Interest is payable quarterly starting 31 December 2006 at the Wall Street Journal Prime Rate; and

$7 million in cash, payable in quarterly instalments of $250,000 commencing on 31 December 2009. No interest will be payable until 31 December 2009 after which it will be payable quarterly at the Wall Street Journal Prime Rate, accordingly the debt has been fair valued, for balance sheet purposes, by discounting it at 8.25%.

The Company has assumed certain ongoing site-related environmental and reclamation obligations as a result of the above purchases. These environmental and reclamation obligations are presently contracted under the terms of the purchase agreements with Cliffs. Once the Company obtains its permit to mine and Cliffs is released from its obligations by the State agencies, the environmental and reclamation obligations will be direct with the governing bodies. The present value of the asset retirement obligation in the amount of $3,211,000 (Note 6) less accretion of $1,157,000 charged to retained earnings has been recorded as an increase in the carrying amount of the NorthMet Project assets and will be amortized over the life of the asset.

Interest and loan accretion to 31 January 2009 in the amount of $1,957,000 (2008 - $1,227,000) has been capitalized as part of the cost of the NorthMet Project assets.

As the above assets are not in use no amortization of these assets has been recorded to 31 January 2009.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

5.	Long Term Debt

Pursuant to the Asset Purchase Agreements (Note 4) the Company’s wholly owned subsidiary Poly Met Mining, Inc. signed three notes payable to Cliffs in the amounts of $2,400,000, $7,000,000 and $7,000,000, respectively. The first note was interest bearing at the annual simple rate of four percent (4%) and the final payment was made on June 2008. The second note is interest bearing at the Wall Street Journal Prime Rate and is being paid in quarterly instalments equal to $250,000 commencing 31 December 2006, with the balance repayable upon receipt of commercial financing, for total repayment of $7,000,000. The third note is interest bearing at the Wall Street Journal Prime Rate and shall be paid in quarterly instalments equal to $250,000 commencing on 31 December 2009 for total repayment of $7,000,000. No interest will be payable on the third note until 31 December 2009. Accordingly it has been fair valued, for balance sheet purposes, by discounting it at 8.25%. If PolyMet were to default on individual elements of the transactions with Cliffs, the assets associated with the default could revert to Cliffs’ control. As at 31 January 2009 the outstanding long term debt was as follows:

	31 January 2009	31 January 2008

Notes Payable	$11,299	$12,204
Accrued interest	14	31
Total debt	11,313	12,235
Less current portion	(1,250)	(1,401)

Long term debt	$10,063	$10,834

6.	Asset Retirement Obligation

As part of the consideration for the Cliffs Purchase Agreements (Note 4), the Company indemnified Cliffs for the liability for final reclamation and closure of the acquired property.

Federal, state and local laws and regulations concerning environmental protection affect the Company’s operations. Under current regulations, the Company is contracted to indemnify Cliff’s requirement to meet performance standards to minimize environmental impact from operations and to perform site restoration and other closure activities. The Company’s provisions for future site closure and reclamation costs are based on known requirements. It is not currently possible to estimate the impact on operating results, if any, of future legislative or regulatory developments. The Company’s estimate of the present value of the obligation to reclaim the NorthMet Project is based upon existing reclamation standards at 31 January 2009 and Canadian GAAP. Once the Company obtains its permit to mine the environmental and reclamation obligations will be direct with the governing bodies.

The Company’s estimate of the fair value of the asset retirement obligation at 31 January 2009 was $3,211,000 (2008 - $3,439,000). These were based upon a 31 January 2009 undiscounted future cost of $21.5 million for the first Cliffs transaction and $2.0 million for Cliffs II, an annual inflation rate of 2.00%, and a credit-adjusted risk free interest rate of 12.00% and a mine life of 20 years and a reclamation period of 9 years.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

7.	Convertible Debt

On October 31, 2008, the Company entered into a financing with Glencore AG (“Glencore”) for an aggregate of US$50 million floating rate secured debentures due on September 30, 2011 (the "Debentures") to be issued by the Company's wholly-owned Minnesota subsidiary, Poly Met Mining, Inc. (“PolyMet US”), and guaranteed by the Company. The Debentures bear interest at 12-month US dollar LIBOR plus 4%. Interest is payable in cash or by increasing the principal amount of the Debentures, at PolyMet’s option, for payments on or before September 30, 2009, and at Glencore’s option thereafter. At 31 January 2009, $180,000 of interest had been added to the principal amount of the debt. The Debentures are secured by all of the assets of PolyMet and PolyMet US, including a pledge of PolyMet’s 100% shareholding in PolyMet US.

The Debentures are exchangeable into common shares of PolyMet at Glencore’s option at US$4.00 per share. The Issuer can, at its option, prepay the Debentures if PolyMet’s shares trade at a 20-day volume weighted average price equal to or exceeding US$6.00, at which time, and at Glencore’s option, Glencore could exchange the Debentures for common shares of PolyMet within 30 days in lieu of payment. Repayment between October 1, 2009 and September 30, 2010 would be at 105% of the then outstanding principal of the Debentures, repayment between October 1, 2010 and September 30, 2011 would be at 102.5% of the outstanding principal.

US$7.5 million of the Debentures were issued on 31 October 2008 and an additional US$7.5 million of the Debentures were issued on 22 December 2008. US$10 million of the Debentures will be issued in two tranches subject to expenditures being in material compliance with budget, other customary conditions and agreement between Glencore and Cliffs on terms and conditions whereby Cliffs will provide its consent to Glencore as mortgagee of the Erie Plant.

The final US$25 million of the Debentures, to be used primarily for detailed engineering and procurement, are to be issued upon publication of the Final Environmental Impact Statement in the State of Minnesota’s Environmental Quality Board Monitor, receipt by the Company of a bona fide term sheet for construction financing and are subject to expenditures being in material compliance with budget and other customary conditions.

On 31 October 2008, PolyMet issued to Glencore warrants to purchase 6.25 million common shares of PolyMet at US$5.00 if exercised before the NorthMet Project has produced a total of 20,000 metric tonnes of concentrate, or US$6.00 thereafter. The warrants expire on September 30, 2011. If the volume-weighted 20-day average price of PolyMet’s common shares trade at a 50% premium to the then applicable exercise price, Glencore must exercise the warrants within 30 days or the warrants will expire.

The Company has accounted for the initial US$7.5 million of the Debentures and the 6.25 million common share warrants by allocating the $7.5 million between the debt, the exchangeable feature of the debt and the warrants based on their pro rata fair values. The debt has been fair valued using the difference between 9% and 12 month LIBOR at October 31, 2008 (3.2075%) plus 4%. Costs related to the financing of $636,000 have been recorded against the convertible debt.

The Company has accounted for the second US$7.5 million of the Debentures by allocating the $7.5 million between the debt and the exchangeable feature of the debt based on their pro rata fair values. The debt has been fair valued using the difference between 9% and 12 month LIBOR at October 31, 2008 (3.2075%) plus 4%. Costs related to the financing of $31,000 have been recorded against the convertible debt.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

8.	Share Capital

	a)	Share Issuances for Cash

During the year ended 31 January 2009 the company issued 312,800 shares pursuant to the exercise of stock options for total proceeds of $452,000.

During the year ended 31 January 2008 the company issued the following shares for cash:

i)

On 17 April 2007, the Company closed a non-brokered private placement financing of 15 million units at US$2.75 per unit, with each unit comprising one common share and one-half of one warrant (for accounting purposes, the value of the units was bifurcated between the common shares and the warrants). Each whole warrant was exercisable into a common share at a price of US$4.00 at any time until 13 October 2008 (see amendment below), subject to an early trigger if the 20-day volume weighted average price of the common shares is US$6.00 or more. In connection with the private placement, the Company has paid finders’ fees totaling US$1.43 million in cash, 150,000 shares and 520,000 broker warrants having the same terms as the warrants described above, and

		ii)	462,200 shares pursuant to the exercise of stock options for total proceeds of $303,000.

During the year ended 31 January 2007 the Company issued the following shares for cash:

i)	14,662,703 shares pursuant to the exercise of warrants at prices between Cdn$0.20 and Cdn$2.00 (US$0.09 and US$1.77) for total proceeds of $14,310,000 (Note 8e)), and

ii)	2,193,000 shares pursuant to the exercise of stock options for total proceeds of $765,000.

On 10 October 2008, the Company announced that it had received the consent from the holders of more than two-thirds of the 8,020,000 warrants issued as part of the April 2007 private placement to exchange those warrants into:

4,010,000 warrants, each warrant entitling the holder to purchase one share of PolyMet common stock at US$3.00 per share at any time until the sooner of 30 calendar days after publication of the draft Environmental Impact Statement by the State of Minnesota in the state’s Environmental Quality Board Monitor and October 13, 2009, and

4,010,000 warrants, each warrant entitling the holder to purchase one share of PolyMet common stock at US$5.00 if exercised before the NorthMet Project has produced a cumulative total of 20,000 metric tonnes of concentrate, or US$6.00 thereafter and prior to August 31, 2011. PolyMet can accelerate the expiration of the warrants if PolyMet’s volume-weighted 20-day average stock price trades at a 50% premium to the exercise price applicable at any time.

The incremental $544,000 increase in the fair value of the warrants due to the warrant exchange has been debited to share capital and credited to contributed surplus.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

8.	Share Capital - Continued

	b)	Stock Options

Effective 25 May 2007, the Company adopted a new Omnibus Share Compensation Plan (“Stock Option Plan”), which was approved by the Company’s shareholders’ on 27 June 2007. The Stock Option Plan covers the Company’s employees, directors, officers and consultants. The options are granted for varying terms ranging from two to five years. The maximum number of common shares under the stock option plan shall not exceed (i) 10% of the outstanding common shares of the Company at the time of granting of the options and (ii) 18,592,888 common shares of the Company, of which 4,940,000 common shares are reserved for issuance as awards other than options (Note 14a)).

Details of stock option activity are as follows:

	31 January	31 January	31 January
	2009	2008	2007
	Options	Options	Options
Outstanding - Beginning of
year	11,312,800	9,090,000	6,783,700
Granted	1,690,000	2,685,000	4,500,000
Cancelled / Forfeited	(75,000)	-	(700)
Exercised	(312,800)	(462,200)	(2,193,000)

Outstanding - End of year	12,615,000	11,312,800	9,090,000

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

8.	Share Capital - Continued

	b)	Stock Options - Continued

As at 31 January 2009, the following director, officer, consultant and employee stock options were outstanding:

			Number of
	Exercise Price	Exercise Price	options
Expiry Date	(US$)	(CDN$)	outstanding
9 March 2009	0.33	0.40	175,000
28 April 2009	0.61	0.75	150,000
5 July 2009	0.54	0.66	825,000
18 October 2009	0.64	0.79	50,000
30 March 2010	0.53	0.65	235,000
1 May 2010	0.69	0.85	350,000
15 June 2010	0.76	0.94	40,000
19 September 2010	1.11	1.36	1,690,000
24 October 2010	0.98	1.20	200,000
5 December 2010	0.93	1.15	200,000
20 March 2011	2.24	2.76	3,100,000
19 June 2011	2.41	2.97	325,000
1 September 2011	3.11	3.82	300,000
22 September 2011	2.85	3.51	75,000
5 January 2012	2.68	3.30	525,000
13 February 2012	2.99	3.68	1,250,000
8 March 2012	2.88	3.54	400,000
12 March 2012	2.92	3.59	250,000
23 March 2012	2.89	3.56	50,000
4 September 2012	3.00	3.69	360,000
12 December 2012	3.05	3.75	205,000
11 January 2013	3.03	3.73	70,000
31 January 2013	2.87	3.53	100,000
15 February 2013	2.72	3.35	500,000
2 June 2013	3.92	4.82	100,000
30 July 2013	3.22	3.96	175,000
30 January 2014	0.82	1.01	915,000
	1.94	2.40	12,615,000

As at 31 January 2009 all options had vested and were exercisable, with the exception of 30,000 which vest incrementally until September 2009 and 1,752,500 which vest upon completion of specific targets.

Subsequent to year end, on February 17, 2009, the Company granted 1,410,000 options to directors, officers and employees with an average exercise price of USD$0.82 per option.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

8.	Share Capital - Continued

	c)	Stock-Based Compensation

During the year ended 31 January 2009, the Company granted 1,690,000 options to directors, officers, consultants and employees with an average exercise price of USD$1.81 per option. The fair value of these options was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Risk-free interest rate	1.54% to 3.23%
Expected dividend yield	Nil
Expected stock price volatility	56.52% to 83.90%
Expected option life in years	2.33

The weighted fair value of options granted during the period was US$0.79. Option pricing models require the input of highly subjective assumptions including the estimate of the share price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options. During the year ended 31 January 2009, the Company recorded $1,822,000 for stock based compensation in its accounts as an expense of $487,000 and a debit to mineral property, plant and equipment of $1,335,000, with the offsetting entries going to contributed surplus.

During the year ended 31 January 2008, the Company granted 2,685,000 options to directors, officers, consultants and employees with an average exercise price of US$2.97 per option. These values were estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Risk-free interest rate	3.23% to 4.35%
Expected dividend yield	Nil
Expected stock price volatility	62.47% to 65.02%
Expected option life in years	2.33

The weighted fair value of options granted was US$1.29 (Cdn$1.36) . The fair value of stock-based compensation in the amount of $3,077,000 has been recorded in the accounts of the Company as an expense of $635,000 and a debit to mineral property, plant and equipment of $2,442,000 with the offsetting credit going to contributed surplus.

During the year ended 31 January 2007, the Company granted 4,500,000 options to directors, officers, consultants and employees. The fair value of stock-based compensation in the amount of $4,723,000 has been recorded in the accounts of the Company as an expense with the offsetting entry to contributed surplus. This value is estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Risk-free interest rate	3.89% to 4.09%
Expected dividend yield	Nil
Expected stock price volatility	59.91% to 83.01%
Expected option life in years	2.33

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

8.	Share Capital - Continued

	d)	Contributed Surplus

Contributed surplus represents accumulated stock-based compensation expense and warrants issued, reduced by the fair value of the stock options and warrants exercised.

Details are as follows:

	31 January	31 January
	2009	2008
Balance – Beginning of year	$20,825	$9,614
Current year fair value of stock-based compensation	1,822	3,077
Fair value of exchangeable warrants and debt conversion
(Note 7)	691	-
Fair value of warrants issued as finder’s fees	-	695
Fair value of warrants issued in unit financing	-	7,651
Change in fair value of warrants amended (Note 8a))	544	-
Accrual of Bonus Shares for Milestones 2 and 4 (Note
14a))	3,912	-
Fair value of stock options exercised during the year	(245)	(212)
Balance – End of year	$27,549	$20,825

e)	Share Purchase Warrants

Details of stock purchase warrant activity are as follows:

	31 January 2009		31 January 2008
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Warrants	Price	Warrants	Price
		(US$)		(US$)
Warrants outstanding -
beginning of period	9,120,000	4.00	1,100,000	4.00
Issued (Note 8a))	-	-	8,020,000	4.00
Cancelled (Note 8a))	(8,020,000)	4.00	-	-
Issued (Note 8a))	4,010,000	3.00	-	-
Issued (Note 8a))	4,010,000	5.50	-	-
Issued (Note 7)	6,250,000	5.50	-	-

Warrants outstanding – end of
period	15,370,000	4.74	9,120,000	4.00

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

8.	Share Capital - Continued

	e)	Share Purchase Warrants - Continued

On 17 April 2007, the Company issued 7,500,000 warrants in connection with a non-brokered private placement financing of 15 million units at US$2.75 per unit, with each unit comprising one common share and one-half of one warrant. Each whole warrant was exercisable into a common share at a price of US$4.00 at any time until 13 October 2008, subject to an early trigger if the 20- day volume weighted average price of the common shares is US$6.00 or more. In connection with the private placement, the Company has paid finders’ fees including an additional 520,000 broker warrants having the same terms as the warrants described above.

On 31 October 2006, the Company issued 600,000 warrants to BNP Paribas Loan Services as partial consideration under the agreement described in Note 14c). These warrants have an exercise price of US$4.00 per share and expire on 30 October 2010. The fair value of these warrants was $1,197,000. Further, upon delivering a bona fide offer of project financing, warrants to purchase an additional 500,000 shares of the Company at a price of US$4.00 per share at any time prior to 30 October 2010 will vest.

All of the warrants are exercisable as at 31 January 2009, except for 500,000 which vest upon delivery of a bona fide offer of project financing.

	f)	Shareholder Rights Plan

Effective 25 May 2007, the Company adopted an updated Shareholder Rights Plan (“Rights Plan”), which was approved by the Company’s shareholders’ on 27 June 2007 and modified by the Company’s shareholders on 17 June 2008. All common shares issued by the Company during the term of the Rights Plan will have one right represented for each common share held by the shareholder of the Company. The term of the Rights Plan is 10 years, unless the rights are earlier redeemed or exchanged. The Rights issued under the Rights Plan become exercisable only if a party acquires 20% or more of the Company's common shares without complying with the Rights Plan or without the approval of the Board of Directors of the Company.

Each Right entitles the registered holder thereof to purchase from the Company on the occurrence of certain events, one common share of the Company at the price of Cdn$50 per share, subject to adjustment (the “Exercise Price”). However, upon certain events occurring (as defined in the Rights Plan), each Right would then entitle the registered holder to receive, upon payment of the Exercise Price, that number of common shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The Rights are not exercisable until the Separation Time, as defined in the Rights Plan.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

9.	Supplemental Disclosure With Respect To Statements of Cash Flows

During the years ended 31 January 2009, 2008 and 2007 the Company entered into the following non-cash investing and financing activities:

	2009	2008	2007
Issued nil (2008 – nil; 2007 – 2,000,000) shares to
Cliffs pursuant to the Company’s exercise of the
Cliffs Option to purchase the Cliffs Assets	$-	$-	$6,160
Issued promissory notes payable to Cliffs
pursuant to the Company’s exercise of the Cliffs
Option to purchase the Cliffs Assets	$-	$-	$12,518
Recorded an Asset Retirement Obligation and a
corresponding increase in Cliffs Assets pursuant
to the Company’s exercise of the Cliffs Option to
purchase the Cliffs Assets	$-	$-	$911
Issued nil (2008 - 150,000; 2007– nil) shares and
520,000 broker warrants for finders’ fees on
private placements	$-	$1,108	$-
Changes in accounts payable and accrued
liabilities related to Investing Activities	$1,970	$2,907	$-

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

10.	Related Party Transactions

The Company has conducted transactions with officers, directors and persons or companies related to directors and paid or accrued amounts as follows:

	2009	2008	2007

Consulting fees paid to David Dreisinger, a	$56	$63	$62
Director of the Company
Consulting fees paid to James Swearingen, a	-	55	60
Director of the Company
Management fees paid to Group 4 Ventures, an	-	81	180
affiliate controlled by the Executive Chairman of
the Company
Rent and office charges paid to Baja Mining	5	25	62
Corp., a company of which the Executive
Chairman was a director
	$61	$224	$364

The amounts charged to the Company for the services provided have been determined by negotiation among the parties and, in certain cases, are covered by signed agreements. These transactions were in the normal course of operations and were measured at the exchange value, which is the amount of consideration established and agreed to by the related parties.

During the year ended 31 January 2009, the Company paid $56,000 (2008 - $63,000 and 2007 - $62,000) to Dr. Dreisinger for consulting fees primarily in connection with activities related to the processing / technical side of the NorthMet project and related expenses (the latter were supported by invoices and receipts). The consulting fees were based on a monthly fee of Canadian $5,500 plus general sales tax. Throughout the term of his engagement, Dr. Dreisinger has conducted in-person and telephonic meetings with Mr. William Murray, the Company’s Executive Chairman and formerly its President and Chief Executive Officer, and other members of management at which he provided both verbal and written updates on the status of test work and made recommendations for future activities. These meetings occurred approximately every two to three weeks for the past five years.

During the year ended 31 January 2009, the Company paid $nil (2008 - $55,000 and 2007 - $59,600) to Mr. Swearingen for consulting fees primarily in connection with activities related to our agreements with Cliffs Erie L.L.C. and land tenure and related expenses (the latter were supported by invoices and receipts). The consulting fees were based on a monthly fee of $5,000. Mr. Swearingen spent a significant amount of time in our Hoyt Lakes office reporting to both Mr. Murray and Mr. Warren Hudelson, our senior officer at that site, on a regular basis until Mr. Joe Scipioni joined the Company. He then reported to Mr. Scipioni, who at the time, was PolyMet’s General Manager and Chief Operating Officer.

The agreements with Dr. Dreisinger and Mr. Swearingen were entered into at a time when the Company’s current business plans were being formulated and were month to month and oral in nature. Each agreement was approved by Mr. William Murray. They were discussed with the Company’s board of directors who did not consider that formal approval and written contracts were necessary at that time. The Company believes that both of these contracts were at terms at least as good as could be obtained from third parties. The agreement with Mr. Swearingen was terminated effective January 1, 2008.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

10.	Related Party Transactions - Continued

During the year ended 31 January 2009, the Company paid $nil (2008 - $81,000 and 2007 - $180,000) to Group 4 Ventures (“Group 4”) for the provision of consulting services of Mr. Murray, at a fixed monthly rate in accordance with a written contract. These amounts were in addition to the salary paid to him during the year ended 31 January 2008 of $172,000 (2007 - $53,000). Effective 1 July 2007, Mr. Murray’s employment agreement was adjusted to include, as salary, the amounts formerly paid to Group 4 Ventures as consulting fees and the contract with Group 4 was terminated.

During the year ended 31 January 2009, the Company paid $5,000 (2008 - $25,000 and 2007 - $62,000) to Baja Mining Corp. (“Baja”) primarily for rent and office costs, including health insurance plan costs. The agreement between Baja and the Company was oral in nature. Mr. Murray ceased being a Director of Baja in June 2008. Effective 1 February, 2007, the Company occupied its own premises and ceased paying rent to Baja. Effective 1 September, 2008, the Company ceased paying the remaining costs to Baja.

The Company believes that the contracts with Group 4 and Baja were at terms that were fair to the parties involved.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

11.	Income Taxes

The Company’s provision for income taxes differs from the amounts computed by applying the combined Canadian federal and provincial income tax rates (2009 – 30% and 2008 – 31.5%) to the net loss as a result of the following:

	2009	2008
Provision for recovery of taxes at statutory rates	$(1,361)	$(2,960)
Tax benefit not recognized on current year losses	2,751	1,770
Differences in foreign tax rates	(9)	19
Change in valuation allowance	(2,001)	(200)
Non-deductible items and other	620	1,371

	$-	$-

Future income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's future tax assets as at 31 January 2009 are as follows:

	2009	2008
Non-capital loss carry forwards	$10,421	$7,923
Unutilized exploration expenses	2,144	6,617
Capital assets	(36)	(10)
Total future income tax assets	12,529	14,530
Less: valuation allowance	(12,529)	(14,530)

Net future income tax assets	$-	$-

The Company has income tax loss carry forwards of approximately $9.9 million in Canada, which may be used to reduce future income taxes otherwise payable and which expire in the years 2010 to 2029.

The Company has income tax loss carry forwards of approximately $20.9 million in the United States, which may be used to reduce future income taxes otherwise payable and which expire in the years 2010 to 2029. Virtually all of the unutilized exploration expenses are in the United States.

The tax benefit of the above noted tax assets have been offset by recognition of a valuation allowance in these financial statements.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

12.	Segmented Information

The Company is in the feasibility stage of developing its mineral properties in the U.S. and provides for its financing and administrative functions at the head office located in Canada. Segmented information on a geographic basis is as follows:

2009	Canada	U.S.	Consolidated
Segment operating loss	$4,419	$560	$4,979
Identifiable assets	$7,221	$94,378	$101,599

2008
Segment operating loss	$3,287	$837	$4,124
Identifiable assets	$20,359	$68,126	$88,485

2007
Segment operating loss	$8,824	$9,302	$18,126
Identifiable assets	$8,498	$39,953	$48,451

13.	Investment

During the quarter ended 31 July 2007, the Company acquired, for cash, common shares of a publicly traded Canadian mining company whose primary business is the operation of a recommissioned base metal mine. This investment represents less than 5% of the public mining company’s outstanding common shares and was designated as available-for-sale and, as such, had been marked-to-market with the change in the fair value of the investment from acquisition to quarterly financial statements being recorded in Other Comprehensive Loss.

As at 31 January 2008, the Company determined that the investment has had an other than temporary decline in value. This determination was based on, among other factors, a significant drop in market price for the investment company’s main product and a continued decline in the share price of the investment company. The initial acquisition cost of the investment was US$2,495,000 (C$2,618,000) and the fair value of the investment at 31 January 2008 was US$1,445,000 (C$1,440,000). As a result, the Company recorded an investment loss of $1,050,000 in its income statement and reversed the amounts that had previously been recorded in Other Comprehensive Loss.

As at 31 January 2009, the Company determined that the investment has had an additional other than temporary decline in value. This determination was based on, among other factors, a continued drop in market price for the investment company’s main product and a continued decline in the share price of the investment company. The fair value of the investment at 31 January 2009 was US$57,000. In the first three quarters of the current fiscal year, the Company recorded investment losses of $1,272,000 due to declines in value in those quarters. In the fourth quarter, as a result of the additional decline in value, the Company recorded an additional investment loss of $93,000 in its income statement.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

14.	Contingent Liabilities and Commitments

a)

The Company has instituted a share bonus plan as part of its employment, management and consulting contracts for key management and project personnel. This bonus plan adds incentive for key personnel to reach certain prescribed milestones required to reach commercial production at the NorthMet Project. As at 31 January 2009, the Company had received shareholder approval of the Bonus Shares for Milestones 1 – 4 and regulatory approval for Milestones 1, 2 and 3. Milestone 4 is subject to regulatory approval, which will be sought in 2009. To date 3,940,000 shares have been issued for the achievement of Milestones 1 and 3.

The summary of the share bonus plan is as follows:

	Bonus Shares
Milestone 1	1,590,000	issued
Milestone 2	1,300,000	(i)
Milestone 3	2,350,000	(ii) issued
Milestone 4	3,640,000	(iii) and (iv)

(i)

Milestone 2 – Negotiation and completion of an off-take agreement with a senior metals producer for the purchase of nickel-hydroxide produced from the NorthMet Project, and / or an equity investment in the Company by such a producer or producers. The bonus shares allocated to Milestone 2 are valued at C$0.75. During the year ended 31 January 2009, the Company accrued $357,000 related to Milestone 2 (2008 - $nil; 2007 - $nil), these amounts were capitalized to Mineral Property, Plant and Equipment.

(ii)

Milestone 3 – Completion of a “bankable feasibility study” which indicates that commercial production from the NorthMet Project is viable. This milestone was achieved on 25 September 2006 and therefore, during the year ended 31 January 2007, the Company expensed a C$1,762,500 ($1,289,000) bonus as consulting fees and allotted 2,350,000 shares. These shares were issued in October 2006.

(iii)	Milestone 4 – Commencement of commercial production at the NorthMet Project at a time when the Company has not less than 50% ownership interest.

(iv)

At the Annual General Meeting of shareholders of the Company, held on 17 June 2008, the disinterested shareholders approved the bonus shares for Milestone 4. The bonus shares allocated to Milestone 4 are valued at US$3.80, the Company’s closing trading price on 17 June 2008. During the year ended 31 January, the Company accrued $3,583,000 related to Milestone 4 (2008 - $nil; 2007 - $nil), these amounts were capitalized to Mineral Property, Plant and Equipment.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

14.	Contingent Liabilities and Commitments - Continued

b)

Pursuant to the Company’s Asset Purchase Agreement with Cliffs (Note 4), for as long as Cliffs owns 1% or more of the Company’s issued shares, Cliffs will have the right to participate on a pro-rata basis in future cash equity financings. This agreement also includes a first right of refusal in favour of the Company should Cliffs wish to dispose of its interest.

c)

On 31 October 2006 the Company entered into an agreement with BNP Paribas Loan Services (“BNPP”) whereby BNPP will advise and assist PolyMet in all aspects of preparation for construction finance. As part of this agreement, BNPP was issued warrants to purchase 600,000 shares of the Company’s common stock at a price of US$4.00 per share at any time prior to 30 October 2010. The fair value of these warrants was $1,197,000. Further, upon delivering a bona fide offer of project financing, warrants to purchase an additional 500,000 shares of the Company at a price of US$4.00 per share at any time prior to 30 October 2010 will vest. As part of the agreement, PolyMet will also pay BNPP a monthly fee for its advice and assistance and pay the costs for BNPP’s independent engineers.

d)

On 13 October 2008, the Company entered into a collateral pledge agreement wherein it pledged a used drill rig which it owned against payments made by a supplier for parts that will be used in rebuilding the drill rig. The drill rig has a book value of $2,518,000 including the amount that the Company has capitalized related to an account payable of $1,443,000 for the full value of the parts.

e)

On 31 October 2008, the Company entered into agreements with Glencore wherein Glencore will provide marketing services covering concentrates, metal, or intermediate products at prevailing market terms for at least the first five years of production.

f)

On 31 January 2009, the Company had outstanding commitments related to equipment, consultants and the environmental review process of $1,000,000 predominantly due over the next year. Subsequent to year end, the Company entered into an additional commitment related to the environmental review process for $590,000.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

15.	Financial Instruments and Risk Management

Categories of financial assets and liabilities

Under Canadian GAAP, financial instruments are classified into one of the following five categories: held-for-trading; held to maturity investment; loans and receivables; available-for-sale financial assets, and other financial liabilities. The carrying values of the Company’s financial instruments are classified into the following categories:

	31 January	31 January
	2009	2008
Held-for-trading (1)	$7,354	$20,084
Available-for-sale	57	1,445
Loans and receivables	69	168
Other financial liabilities (2)	28,053	16,609

(1)	Includes cash and equivalents.
(2)	Includes accounts payable and accrued liabilities, convertible debt and long-term debt.

The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies. The fair values of the Company’s financial instruments are not materially different from their carrying values.

Risks arising from financial instruments and risk management

The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange), credit risk, liquidity risk, interest rate risk and investment risk. Reflecting the current stage of development of the Company’s NorthMet Project, PolyMet’s overall risk management program focuses on facilitating the Company’s ability to continue as a going concern and seeks to minimize potential adverse effects on PolyMet’s ability to execute its business plan.

Risk management is the responsibility of executive management. Material risks are identified and monitored and are discussed with the audit committee and the board of directors.

Foreign exchange risk

The Company incurs expenditures in Canada and in the United States. The functional and reporting currency of the Company is the United States dollar. Foreign exchange risk arises because the amount of Canadian dollar cash and equivalents, receivables, investment or payables will vary in United States dollar terms due to changes in exchange rates.

As the majority of the Company’s expenditures are in United States dollars, the Company has kept a significant portion of its cash and equivalents in United States dollars. The Company has not hedged its exposure to currency fluctuations.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

15.	Financial Instruments and Risk Management - continued

As at 31 January 2009, the Company is exposed to currency risk through the following assets and liabilities denominated in Canadian dollars:

	31 January	31 January
	2009	2008
Held-for-trading (1)	$155	$1,388
Available-for-sale	57	1,445
Loans and receivables	34	153
Other financial liabilities (2)	(255)	(454)

	$(9)	$2,532

(1)	Includes cash and equivalents.
(2)	Includes accounts payable and accrued liabilities.

Based on the above net exposures, as at 31 January 2009, a 10% change in the Canadian / United States exchange rate would impact the Company’s earnings by $1,000.

Credit risk

Credit risk arises on cash and equivalents held with banks and financial institutions, as well as credit exposure on outstanding accounts receivable. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

The Company’s cash and equivalents are held through a large Canadian financial institution.

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements at any point in time. The Company achieves this by maintaining sufficient cash and equivalents.

Interest rate risk

Interest rate risk arises on cash and equivalents and long-term debt and fluctuations in the related interest rates. The Company has not hedged any of its interest rate risk.

As at 31 January 2009, the Company is exposed to interest rate risk through the following assets and liabilities:

	31 January	31 January
	2009	2008
Held-for-trading (1)	$7,354	$20,084
Other financial liabilities (2)	25,256	12,235

(1)	Includes cash and equivalents.
(2)	Represents long-term debt (Note 5) and convertible debt (Note 7).

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

15.	Financial Instruments and Risk Management - continued

Investment risk

The Company’s investment in the common shares of a publicly traded Canadian mining company (see Note 13) bears investment risk. The maximum exposure to investment risk is equal to the carrying value of the investment.

As at 31 January 2009, the Company is exposed to investment risk through the following assets:

	31 January	31 January
	2009	2008
Available-for-sale (1)	$57	$1,445

(1)	Includes investment.

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). The U.S. Securities and Exchange Commission requires that financial statements of foreign registrants contain a reconciliation presenting the statements on the basis of accounting principles generally accepted in the U.S. U.S. GAAP also requires additional disclosures which are set out in this financial statement note. Any differences in accounting principles as they pertain to the accompanying consolidated financial statements are not material except as follows:

a)

Under Canadian GAAP, all of the elements of the convertible debt transaction are fair valued and then allocated book value on a pro-rated basis. The conversion feature on the debt is treated as equity. Under US GAAP the conversion feature is treated as debt. This resulted in a $250,000 difference between convertible debt and shareholders’ equity in the year ended 31 January 2009.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles -Continued

The effects of the above difference in accounting principle on convertible debt and shareholders’ equity are as follows:

	2009	2008	2007
Convertible Debt – Canadian GAAP basis	$13,943	$-	$-
Convertible Debt – US GAAP basis	$14,193	$-	$-
Shareholders’ Equity – Canadian GAAP basis	$70,335	$68,437	$29,658
Shareholders’ Equity – US GAAP basis	$70,085	$68,437	$29,658

(b) Development Stage Company

The Company meets the definition of a development stage enterprise under Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises. The following additional disclosures are required under this standard. Management has determined, in accordance with SFAS No. 7 paragraph 11b) footnote number 7, that the Company was dormant for a period to 31 January 2002, as such the required disclosures have been included commencing from 1 February 2003.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Consolidated Statements of Loss, Other Comprehensive Loss and Deficit
Cumulative from 1 February 2003 to 31 January 2009

Cumulative from 1
February 2003 to 31
January 2009 (unaudited)
Pre-feasibility Costs	21,679

General and Administrative
Amortization	100
Consulting fees	2,973
Investor relations and financing	842
Office and corporate wages	4,891
Professional fees	2,263
Shareholders’ information	902
Stock-based compensation	10,416
Transfer agent and filing fees	667
Travel	2,032
25,086

Other Expenses (Income)
Interest income, net	(1,900)
Loss (gain) on foreign exchange	(185)
Gain on sale of resource properties	(220)
Loss on sale of property, plant and equipment	9
Investment loss	2,415
Rental income	(273)
(154)

Cumulative Loss for the Period and Comprehensive Loss	46,611

Deficit Beginning of the Period	15,371

Deficit End of the Period	61,982

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Consolidated Statements of Changes in Shareholder’s Equity (unaudited)
Cumulative from 1 February 2003 to 31 January 2009

	Issue Price			Contributed
	Per Share	Shares	Amount	Surplus	Deficit	Total
Balance – 31 January 2003		32,657,526	14,183	-	(14,214)	(31)
Loss for the year		-	-	-	(147)	(147)
Shares issued for cash:
Private placements, net of finders’ fees and issuance costs	0.09	11,708,318	999	-	-	999
Share subscriptions received	-	-	763	-	-	763
Exercise of warrants	0.08	486,610	41	-	-	41
Exercise of options	0.06	89,600	5	-	-	5
Shares issued to settle debt	0.07	50,000	4	-	-	4
Stock-based compensation		-	-	55	-	55
Balance 31 January 2004		44,992,054	15,995	55	(14,361)	1,689
Loss for the year	-	-	-	-	(4,416)	(4,416)
Shares issued for cash:
Private placements, net of finders’ fees and issuance costs	0.58	2,955,626	1,715	-	-	1,715
Share subscriptions received	-	-	(763)	-	-	(763)
Exercise of warrants	0.16	5,277,573	829	-	-	829
Exercise of options	0.07	1,088,400	81	-	-	81
Shares issued for property	0.23	1,000,000	229	-	-	229
Stock-based compensation	-	-	-	993	-	993
Fair value of stock options exercised	-	-	42	(42)	-	-
Shares allotted for exercise of warrants	0.12	224,925	26	-	-	26
Shares allotted for bonus	0.55	1,590,000	873	-	-	873
Balance 31 January 2005		57,128,578	19,027	1,006	(18,777)	1,256

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Consolidated Statements of Changes in Shareholder’s Equity (unaudited) (continued)
Cumulative from 1 February 2003 to 31 January 2009

	Issue Price			Contributed
	Per Share	Shares	Amount	Surplus	Deficit	Total
Balance 31 January 2005 (brought forward)		57,128,578	19,027	1,006	(18,777)	1,256
Loss for the year		-	-	-	(15,976)	(15,976)
Shares issued for cash:
Private placements, net of finders’ fees and issuance costs	0.66	29,347,568	15,827	3,653	-	19,480
Exercise of warrants	0.58	5,700,628	3,296	-	-	3,296
Exercise of options	0.11	1,795,852	197	-	-	197
Shares issued for property	1.22	6,200,547	7,564	-	-	7,564
Stock-based compensation	-	-	-	3,523	-	3,523
Fair value of stock options exercised	-	-	98	(98)	-	-
Balance 31 January 2006		100,173,173	46,009	8,084	(34,753)	19,340
Loss for the year	-	-	-	-	(18,126)	(18,126)
Issuance of shares for bonus	0.55	2,350,000	1,289	-	-	1,289
Shares issued for cash:
Exercise of warrants	0.98	14,662,703	17,963	(3,653)	-	14,310
Exercise of options	0.35	2,193,000	765	-	-	765
Shares issued for property	3.08	2,000,000	6,160	-	-	6,160
Stock-based compensation	-	-	-	4,723	-	4,723
Warrants issued for deferred financing costs	-	-	-	1,197	-	1,197
Fair value of stock options exercised	-	-	737	(737)	-	-
Balance – 31 January 2007		121,378,876	$72,923	$9,614	$(52,879)	$29,658

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Consolidated Statements of Changes in Shareholder’s Equity (unaudited) (continued)
Cumulative from 1 February 2003 to 31 January 2009

	Issue Price			Contributed
	Per Share	Shares	Amount	Surplus	Deficit	Total
Balance – 31 January 2007 (brought forward)		121,378,876	$72,923	$9,614	$(52,879)	$29,658
Loss for the year	-	-	-	-	(4,124)	(4,124)
Shares and warrants issued:
Exercise of options	0.66	462,200	303	-	-	303
Fair value of stock options exercised	-	-	212	(212)	-	-
Private placement, net of finders’ fees and issuance costs	2.61	15,149,999	31,177	8,346	-	39,523
Stock-based compensation	-	-	-	3,077	-	3,077
Balance – 31 January 2008		136,991,075	$104,615	$20,825	$(57,003)	$68,437
Loss for the year	-	-	-	-	(4,979)	(4,979)
Shares and warrants issued:
Exercise of options	1.45	312,800	452	-	-	452
Fair value of stock options exercised	-	-	245	(245)	-	-
Convertible debt – conversion factor and warrants	-	-	-	441	-	441
Accrual of Milestones 2 and 4 Bonus Shares	-	-	-	3,912	-	3,912
Amendment to previously issued warrants	-	-	(544)	544	-	-
Stock-based compensation	-	-	-	1,822	-	1,822
Balance – 31 January 2009		137,303,875	$104,768	$27,299	$(61,982)	$70,085

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Consolidated Statements of Cash Flows
Cumulative from 1 February 2003 to 31 January 2009

Cumulative
from 1
February
2003 to 31
January
2009
(unaudited)
Operating Activities
Loss for the period	(46,611)
Items not involving cash
Consulting fees and Office and Corporate wages	2,161
Amortization	100
Investment loss	2,415
Stock-based compensation	10,416
Gain on sale of resource properties	(220)
Loss on sale of property, plant and equipment	9
Changes in non-cash working capital items
Accounts receivable and advances	(63)
Prepaid expenses	(470)
Accounts payable and accrued liabilities	329
Net cash used in operating activities	(31,934)

Financing Activities
Share capital - for cash	81,258
Long-term debt repayment	(4,650)
Convertible debt	14,333
Share subscriptions received	763
Deferred financing costs	(542)
Net cash provided by financing activities	91,162

Investing Activities
Purchase of investment	(2,495)
Proceeds on disposal of equipment	33
Proceeds on sale of resource property	220
Purchase of mineral property, plant and equipment	(49,635)
Net cash used in investing activities	(51,877)

Net Increase (Decrease) in Cash and Cash Equivalents Position	7,351
Cash and Cash Equivalents Position - Beginning of Period	3
Cash and Cash Equivalents Position - End of Period	7,354

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

Consolidated Schedules of Pre-Feasibility Costs
Cumulative from 1 February 2003 to 31 January 2009

Cumulative
from 1
February
2003 to 31
January
2009
(unaudited)

Direct
Camp and general	$298
Consulting fees	1,846
Drilling	3,169
Engineering	1,441
Environmental	6,130
Geological and geophysical	303
Land lease, taxes and licenses	469
Metallurgical	2,275
Mine planning	3,597
Permitting	321
Plant maintenance and repair	725
Sampling	1,001
Scoping study	104

Cumulative Total Costs for the Period	$21,679

(c) Fair Value Measurements

PolyMet’s financial assets and liabilities are measured or disclosed at fair value on a recurring basis and classified in their entirety based on the lowest level of input that is significant to the fair value measurement. There are three levels of fair value hierarchy that prioritize the inputs to valuation techniques used to measure fair value, with level 1 inputs having the highest priority. The levels and the valuation techniques used to value the Company’s financial assets and liabilities are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles -Continued

Investments in marketable securities are valued using quoted market prices in active markets, obtained from securities exchanges. Accordingly, these items are included in Level 1 of the fair value hierarchy.

Level 2 – Quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – Unobservable (supported by little or no market activity) prices.

Cash equivalents are recorded at face value. Accounts receivable and advances are short-term in nature and represent the initial price of the good or service. Long term and convertible debt have been fair valued using assumptions with respect to interest rates relevant to similar debt taking into account the collateral involved.

The fair values of our financial assets and liabilities at 31 January 2009 are summarized in the following table:

	Fair Value – Quoted in active markets for identical assets (Level 1)	Fair Value - Significant other observable inputs (Level 2)	Fair Value - Significant unobservable inputs (Level 3)	Fair Value - Total	Book Value
Assets
Cash and equivalents	-	-	7,354	7,354	7,354
Accounts receivable and advances			69	69	69
Investment	57		-	57	57
	57	-	7,423	7,480	7,480
Liabilities
Accounts payable and accrued liabilities	-	-	2,797	2,797	2,797
Current portion of long term debt	-	-	1,250	1,250	`1,250
Long term debt	-	-	10,063	10,063	10,063
Convertible debt	-	-	14,099	14,099	14,193
	-	-	28,209	28,209	28,303

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

(d) Mineral Rights

The total amount paid for mineral rights to 31 January 2009 was $1,625,000.

(e) Accounts Payable

The components of accounts payable and accrued liabilities as at 31 January are as follows:

	2009	2008

Operating payables	192	314
Project development payables	1,162	2,822
Equipment payables	1,443	1,130

Total	$2,797	$4,266

(f) Stock-Based Compensation

As at 1 February 2008, there were 1,600,000 unvested stock options with an average grant date fair value of $1.22 per option. As at 31 January 2009, there were 1,782,500 unvested stock options with an average grant date fair value of $1.21 per option. During the year ended 31 January 2009, 572,500 stock options vested with a fair value of $1.15.

The intrinsic value of a stock option is the difference between the current market price for PolyMet’s common shares and the exercise price of the option. At 31 January 2009, the aggregate intrinsic value of vested and unvested stock options, based on the 31 January 2009 closing price for PolyMet’s common shares of $0.84 was negative.

The weighted average remaining contractual term of all stock options outstanding as at 31 January 2009 is 2.47 years. The weighted average remaining contractual term of all stock options vested as at 31 January 2009 was 2.30 years.

The unrecognized compensation cost for non-vested stock options at 31 January 2009 was $518,000. The weighted average period over which it is expected to be recognized is 2.67 years.

PolyMet Mining Corp.
(a development stage company)
Notes to Consolidated Financial Statements
For the years ended 31 January 2009, 2008 and 2007
Tabular amounts in Thousands of U.S. Dollars except for price per share, shares and options

16.	Differences Between Canadian and United States Generally Accepted Accounting Principles - Continued

PolyMet records stock-based compensation expense as a separate line item in the Company’s consolidated statements of loss, other comprehensive loss and deficit. If stock-based compensation had been recorded on the same line as cash compensation for the individuals who received the stock options, $487,000 for the year ended 31 January 2009 and $635,000 for the year ended 31 January 2008 would have been recorded under office and corporate wages expense. If stock-based compensation had been recorded on the same line as cash compensation for the individuals who received the stock options in the year ended 31 January 2007, the following individuals line items would have increased by:

Pre-feasibility costs	$1,633
Office and corporate wages	2,823
Professional fees	267
$4,723

The Company has estimated the expected life of incentive stock options to be 2.3 years based on historic option exercise patterns and the timeline for material developments in the past and anticipated in future.

g) Recent U.S. Accounting Pronouncements, which relate to the Company’s current operations are summarized as follows:

SFAS 141R, “Business Combinations”

In December 2007, FASB issued a revised standard on accounting for business combinations (“SFAS-141R”). The statement is effective for periods beginning on or after December 15, 2008. SFAS-141R requires fair value measurement for all business acquisitions including pre-acquisition contingencies. The standard also expands the existing definition of a business and removes certain acquisition related costs from the purchase price consideration. Since the Company has not been involved in any business combinations, the adoption of this standard has no impact to the Company’s consolidated financial statements.

SFAS 157-2 “Fair Value Measurements”

In February 2008, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 157-2 which delays the effective date of FAS 157 (“Fair Value Measurements”) to fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. PolyMet will apply the requirements of FAS 157-2 commencing 1 February 2009. The Company is currently evaluating the effect of this application on its financial reporting and disclosures.

5,660,377 Common Shares

_______________________________

PROSPECTUS SUPPLEMENT
_______________________________

November 19, 2009